UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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OPTION CARE HEALTH, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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option care health®

2026 Notice of Annual Meeting of Stockholders **and Proxy Statement**

Option Care Health
Who We Are...

option care health®
INFUSION THERAPY + PHARMACY SERVICES

- **Largest independent** infusion therapy and pharmacy services provider in the U.S.[1]
- **Trusted provider** of specialty and acute therapies for more than 45 years
- **Comprehensive portfolio** of medications, therapies and clinical services
- **National** and **local** capabilities
- **Patients first** – world class satisfaction and recommendations scores[2]
- **Extraordinary** clinical, operational and commercial **commitment**

Option Care Health at a Glance

A leading independent provider of home and alternate site infusion services

Licensed to provide infusion services in all 50 states

Infrastructure that supports a broad set of clinical services

National coverage across a variety of care sites: Ambulatory infusion suites, advanced practitioner-led clinics and patient homes

Multiple accreditations from premier professional organizations maintained (URAC, PCAB, ASHP, ACHC)

Reference: 1. Internal Data on file, Option Care Health. 2. Q1-Q4 2025 patient satisfaction data. Beyond Feedback survey of 40,561 patients.

Message From Our
President and
Chief Executive Officer

Dear Fellow Stockholders,
At Option Care Health, our mission – to provide extraordinary care that changes lives – is more than a statement. It is the promise that inspires us and guides every interaction with the patients and families who depend on us. In 2025, that mission came to life in powerful ways. Across more than 2.5 million infusion events, our team of 8,000 professionals, including over 5,000 clinicians, delivered compassionate, high-quality care to more than 315,000 individuals navigating complex and often challenging health journeys. Their work is remarkable, and it fuels my optimism for the future of this organization.
The impact of our teams was reflected not only in the care they provided but also in our strong operational and financial performance. We achieved 13% net revenue growth, generated $258 million of operating cash flow, and deployed more than $460 million into investments designed to strengthen our foundation and deliver returns to our stockholders. Whether through targeted acquisitions, share repurchases, or ongoing investments in our capabilities, the Board and I remain committed to allocating capital with discipline and vision – always with the goal of creating enduring value for our stockholders.
Advancing Governance That Reflects Our Values
We believe that meaningful engagement with our stockholders is essential to strong governance. Throughout 2025, members of our Board and leadership team connected with many of you to better understand your priorities and perspectives. Your input helps shape how we lead, and we remain deeply grateful for that dialogue.
In 2025, stockholders overwhelmingly approved several important enhancements to our governance structure, including granting stockholders the right to request special meetings. These changes reaffirm our commitment to transparency, accountability and alignment with best-in-class governance practices. As expectations evolve, so will we – and we will continue to listen.
Strengthening Leadership for the Future
In August, we shared that Mike Shapiro would be stepping down as Chief Financial Officer. Mike has been a trusted partner and a critical architect of Option Care Health’s transformation into a national leader in infusion therapy. His insights and partnership have left a lasting mark on this company, and we are profoundly grateful for his service.
We also welcomed Meenal Sethna as our new Chief Financial Officer. Meenal brings outstanding experience at a number of large organizations and a deep commitment to operational excellence. She has already made a meaningful impact, and I am confident she will help guide the next chapter of our growth.
Finally, we recognize the contributions of two long-serving directors, Elizabeth Q. Betten and David W. Golding, who will not be on our Board after the Annual Meeting. Elizabeth played an essential role in our 2015 spin-off from Walgreens

2026 Proxy Statement

and has consistently contributed strategic insight and leadership, including as Chair of the Quality, Technology and Compliance Committee. Dave brought a powerful clinical and industry voice to our Board, ensuring that our commitment to patients and clinical excellence remained front and center. We are grateful for their dedication and wish them the very best.
As we look ahead, I am energized by the opportunities in front of us. We are operating from a position of strength – with a talented team and an unwavering mission. Most importantly, we have the privilege of making a real difference in the lives of those we serve every day. That purpose drives us, and it will continue to inspire our path forward.
Thank you for your trust, your partnership, and your continued support of Option Care Health.
Sincerely,

John C. Rademacher
Director, President and Chief Executive Officer

2026 Proxy Statement

Notice of 2026 Annual
Meeting of Stockholders

Items of Business

To elect the nine (9) director nominees named in this proxy statement for a term expiring at our 2027 Annual Meeting of Stockholders.

To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2026.

To approve, on an advisory basis, our named executive officer compensation.

To consider any other business as may properly come before the meeting and any postponements or adjournments thereof.

Your vote is important.
Regardless of whether you plan to attend the annual meeting, please vote at your earliest convenience by following the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card sent to you by mail. For additional details, please refer to the “General Information About the Annual Meeting” section in the accompanying proxy statement.
Sincerely,
Collin G. Smyser
General Counsel and Corporate Secretary
Bannockburn, Illinois
April 8, 2026
Important Notice Regarding the Availability of Proxy Materials for the
2026 Annual Meeting of Stockholders to be Held on May 20, 2026
The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available free of charge at proxyvote.com or investors.optioncarehealth.com.

Date: May 20, 2026

Time: 2:00 p.m. CDT

Virtual Meeting Site: www.virtualshare holdermeeting.com/ OPCH2026
Who Can Vote: Stockholders of record at the close of business on March 24, 2026

The Board of Directors (the “Board”) of Option Care Health, Inc., a Delaware corporation (“we,” “us,” “our,” or “Option Care Health”), is soliciting proxies for use at our 2026 Annual Meeting of Stockholders, including any postponements or adjournments thereof (the “Annual Meeting”).
These materials were first sent or made available to stockholders on April 8, 2026.

Proxy Statement
Summary

This summary highlights certain information contained in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s performance in the fiscal year ended December 31, 2025, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 that accompanied this Proxy Statement.
Ways to Vote

PHONE In order to do so, please follow the instructions shown on your Notice or proxy card	INTERNET In order to do so, please follow the instructions shown on your Notice or proxy card	MAIL Sign, date and return proxy card in the envelope provided

Items of Business and Board Voting Recommendation
1	Election of Nine (9) Directors	FOR each nominee
2	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
3	Advisory Vote to Approve Executive Compensation	FOR
Our 2025 Financial Highlights(1) (approximate)

$5.65 Billion Net Revenue Growth of 13% over FY24	$471.3 Million Adjusted EBITDA Growth of 6.2% over FY24	$1.72 Adjusted EPS Growth of 8.9% over FY24	2.0x Net Debt Leverage Ratio As of December 31, 2025

(1)
Contained above, and elsewhere in this Proxy Statement, are certain non-GAAP measures of our financial performance for fiscal years 2024 and 2025. Please refer to the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure in Appendix A of this Proxy Statement.

2026 Proxy Statement	1

Proxy Statement Summary

2026 Director Nominees

Name	Age	Years on the Board	Independent	# of Other U.S. Public Company Boards	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Quality, Technology and Compliance Committee
Elizabeth D. Bierbower	67	4	Yes	1	Member			Member
Barbara W. Bodem	58	2	Yes	2	Member		Member
Eric K. Brandt	63	2	Yes	3		Member		Member
Natasha Deckmann, M.D.	49	4	Yes	0			Member	Chair
Harry M. Jansen Kraemer, Jr.	71	7	Yes	1	Member		Chair
R. Carter Pate	71	11	Yes	1	Chair
John C. Rademacher	59	7	No	0
Timothy P. Sullivan	68	7	Yes	0		Member
Norman L. Wright	61	2	Yes	1		Chair	Member

Board Characteristics
Our Corporate Governance Highlights
We continue to evolve our Board and our corporate governance practices. We value feedback received from engagement with our stockholders and other stakeholders who provide important external viewpoints that help inform our decisions. Our policies and best practices for good corporate governance include the following:

One Share, One Vote	We have a single class of stock with equal voting rights.
Annual Director Elections	All directors are elected annually for a one-year term.
Director Resignation Policy	Our Corporate Governance Guidelines contain a director resignation policy for uncontested elections of directors.
Separation of CEO and Chair	We have an independent Board Chair who is not our Chief Executive Officer.
Board Composition and Refreshment
The Nominating and Corporate Governance Committee periodically reviews the mix of skills, composition and expertise on the Board. Five of the nine nominees for election at the Annual Meeting joined the Board since 2022.

Overboarding Restrictions	Our Corporate Governance Guidelines include limits on the number of other for-profit boards our directors are eligible to serve on.
Prohibitions on Hedging and Other Transactions	We have a policy prohibiting short sales, hedging, and pledging of our securities by our directors, officers and employees.
Proxy Access	Up to 20 stockholders owning at least 3% of our outstanding shares continuously for at least three years may nominate up to 20% of the Board.
Stockholder-Called Special Meetings	Stockholders holding at least 25% of our voting power (with certain stockholders holding their shares continuously for at least 1 year) can call a special meeting of stockholders.

2026 Proxy Statement	2

Proxy Statement Summary

Our Compensation Practices

What We Do
Tie approximately 88% of target CEO compensation to corporate performance and creation of long-term stockholder value
The Compensation Committee has discretion to adjust any performance-based equity award payouts for certain events to reflect original intent of the awards
Maintain robust stock ownership requirements, including stock retention provisions
Dodd-Frank clawback policy plus a policy that allows recovery of compensation in the event of certain acts of misconduct by NEOs and senior management
Independent compensation consultant
Annual compensation risk assessment
Maintain “double-trigger” provisions for all change in control scenarios for the NEOs

What We Don't Do
No short sales, hedging or pledging of our securities by any NEO
No excise tax gross-ups in our Executive Severance Plan or for perquisites
No dividends or dividend equivalents on any equity awards other than restricted stock
No guaranteed annual salary increases
No pension or supplemental executive retirement, health or insurance benefits
No significant perquisites

Pay-for-Performance Alignment
We believe in a strong link between NEO compensation and our short-term and long-term financial performance. As such, we believe annual bonuses and long-term incentive compensation for our NEOs should be “at risk” or based upon our performance, the satisfactory achievement of meaningful financial and other performance-related goals and objectives and/or stock price. Our executive compensation program is designed to align these objectives with stockholder value creation.
CEO
2025 Total Compensation at Target Pay Mix

NEOs (Avg. excluding CEO)
2025 Total Compensation at Target Pay Mix

2026 Proxy Statement	3

Corporate
Governance

Our History
Our roots trace back to our founding in Chico, California in 1979. However, our modern corporate history took shape in April 2015, when we separated from our prior owner, Walgreen Co. (“Walgreens”), and became a stand-alone, privately-held company which was majority-owned by Madison Dearborn Partners (“MDP”), a leading private equity firm based in Chicago, Illinois. Walgreens, one of the world’s largest retail pharmacy chains, retained substantially all of the remaining stake.
Since then, notable events include our merger with BioScrip, Inc. (the “BioScrip Merger”) in 2019 and the subsequent decisions by MDP and Walgreens in 2021 and 2022 to completely divest their ownership in our company. This sequence of events transformed us from a controlled, privately-held company into a publicly traded company with a diverse array of stockholders.
The following timeline provides a glimpse into our recent history and the corporate governance enhancements we have undertaken as part of this transformative journey.

Our Corporate Governance and Stockholder Rights
Consistent with our transition to becoming a non-controlled, publicly traded company, we have developed a corporate governance framework that aims to uphold the principles of effective corporate governance and high ethical standards by guiding principled decision-making and helping ensure proper oversight of our strategy and risk management.

2026 Proxy Statement	4

Corporate Governance

You can find the key documents outlining our corporate governance framework on our website at investors.optioncarehealth.com/corporate-governance/governance-resources. These include our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), our Amended and Restated By-Laws (our “By-Laws”), our Corporate Governance Guidelines, and the charters of the standing committees of the Board. We periodically review these documents to adapt to changing regulatory requirements, evolving practices, concerns raised by our stockholders and other key stakeholders, and other circumstances that may arise.

One Share, One Vote	We have a single class of stock with equal voting rights.
Annual Director Elections	All directors are elected annually for a one-year term.
Director Resignation Policy	Our Corporate Governance Guidelines contain a director resignation policy for uncontested elections of directors.
Separation of CEO and Chair	We have an independent Board Chair who is not our Chief Executive Officer.
Board Composition and Refreshment
The Nominating and Corporate Governance Committee periodically reviews the mix of skills, composition, and expertise on the Board. Five of the nine nominees for election at the Annual Meeting have joined the Board since 2022.

Stock Ownership Guidelines	We have robust stock ownership guidelines for our directors and executive officers.
Access to Information	The Board has access to our books, records, facilities, and personnel, and directors are encouraged to talk directly with any of our officers or employees.
Overboarding Restrictions	Our Corporate Governance Guidelines include limits on the number of other for-profit boards our directors are eligible to serve on.
Executive Sessions	Each regular quarterly Board meeting includes executive sessions without members of management present.
Self-Evaluations
The Board and each of its committees conduct annual performance self-evaluations, which are overseen by the independent and non-executive Board Chair and the Nominating and Corporate Governance Committee.

Prohibitions on Hedging and Other Transactions	We have a policy prohibiting short sales, hedging, and pledging of our securities by our directors, officers, and employees.
Proxy Access	Up to 20 stockholders owning at least 3% of our outstanding shares continuously for at least three years may nominate up to 20% of the Board.
Stockholder-Called Special Meetings	Stockholders holding at least 25% of our voting power (with certain stockholders holding their shares continuously for at least one year) have the right to call a special meeting of stockholders.
No Stockholder Rights Plan	We do not have a stockholder rights plan (poison pill) in effect.

Board Independence
Our Corporate Governance Guidelines state that a majority of the Board members must meet the independence standards set by The Nasdaq Stock Market (“Nasdaq”). The Board will consider all relevant facts and circumstances when determining the independence of each director.
The Board determined that each of our directors and director nominees is independent under applicable Nasdaq rules, except for John C. Rademacher, who is not considered independent due to his role as our President and Chief Executive Officer.
The Board has four standing committees: an Audit and Finance Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Quality, Technology and Compliance Committee. In 2025, as part of its continuous review and assessment of our corporate governance, the Board determined it was prudent from both a governance and strategic perspective to (i) combine the Finance and Investment Committee with the Audit Committee, renaming it the Audit and Finance Committee, and (ii) change the name of the Quality and Compliance Committee to the Quality, Technology and Compliance Committee. As part of these changes, the Board approved amendments to the two committees’ charters to expand and clarify their obligations with respect to their duties and oversight responsibilities.

2026 Proxy Statement	5

Corporate Governance

The Board determined that all standing committee members are independent under applicable Nasdaq and Securities and Exchange Commission (“SEC”) rules for committee membership. Additionally, the Board determined that each member of the Audit and Finance Committee satisfies the additional independence criteria specified in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Before reaching these decisions, the Nominating and Corporate Governance Committee examined the relevant legal and Nasdaq listing standards related to the independence of Board and committee members. The committee then provided a recommendation to the full Board, which made the final decision on director independence. In making these determinations, the Nominating and Corporate Governance Committee and the full Board considered that, in the ordinary course of business, we might engage in relationships and transactions with entities affiliated with our directors or their family members.
Board Leadership Structure
Since the BioScrip Merger, we have consistently maintained a separation between the roles of Board Chair and Chief Executive Officer. Currently, Harry M. Jansen Kraemer, Jr. serves as our independent, non-executive Board Chair. The Board believes this approach is effective because it provides a leadership structure that allows our Chief Executive Officer to concentrate on managing our business while the independent Chair drives accountability at the Board level.
However, the Board acknowledges that there is no single leadership model for every company or circumstance. Depending on the situation, alternative models, such as combining the roles of Board Chair and Chief Executive Officer, might be deemed appropriate. The Board, through its Nominating and Corporate Governance Committee, periodically evaluates its leadership structure and will continue to implement the structure it deems most suitable. Our Corporate Governance Guidelines state that if the Board Chair is not independent, then the Board will designate a Lead Independent Director.
In addition to the leadership provided by the Board Chair, our independent directors have ample opportunities to evaluate our Chief Executive Officer’s performance and offer valuable guidance. As a result, we believe the Board exercises strong and effective independent oversight of management, supported by the following factors:
•	All of our non-employee director nominees, and 89% of the entire Board, are independent.
•	Each Chair and member of the four standing committees of the Board is independent.
•	Board and committee agendas are prepared with their independent Chairs, and all directors are encouraged to suggest topics for future meetings.

2026 Proxy Statement	6

Corporate Governance

Board Committees
As of April 1, 2026, the composition and responsibilities of each standing Board committee are outlined below. Each committee operates under a written charter adopted by the Board, which is available at investors.optioncarehealth.com/
corporate-governance/governance-resources. These charters are subject to periodic review and assessment by each committee.

	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Quality, Technology and Compliance Committee
Elizabeth Q. Betten
Elizabeth D. Bierbower
Barbara W. Bodem
Eric K. Brandt
Natasha Deckmann, M.D.
David W. Golding
Harry M. Jansen Kraemer, Jr.
R. Carter Pate
John C. Rademacher
Timothy P. Sullivan
Norman L. Wright

     Committee Chair      Member
Audit and Finance Committee
The Audit and Finance Committee is responsible for, among other matters, overseeing our accounting and financial reporting processes and the audits of our financial statements. In that regard, the committee assists the Board in: (i) monitoring the integrity of our financial statements; (ii) overseeing our independent auditor’s qualifications and independence; (iii) reviewing the performance of our internal audit function and independent auditors; and (iv) monitoring our compliance with certain legal and regulatory requirements. The committee also oversees our finance and investment matters, including mergers and acquisitions, capital expenditure, and capital market activities.
As part of their oversight responsibilities, the Audit and Finance Committee appoints our independent registered public accounting firm and pre-approves the terms, scope, and engagement fees related to the services performed by them.
The Board has determined that each Audit and Finance Committee member qualifies as an “audit committee financial expert” as that term is defined under SEC rules.
Prior to July 25, 2025, the Audit and Finance Committee was known as the Audit Committee.
Members:
R. Carter Pate (Chair) Elizabeth D. Bierbower Barbara W. Bodem Harry M. Jansen Kraemer, Jr.

4
Meetings in 2025

2026 Proxy Statement	7

Corporate Governance

Compensation Committee
The Compensation Committee is responsible for, among other matters: (i) reviewing and making recommendations to the independent members of the Board regarding the compensation of our Chief Executive Officer; (ii) approving the compensation of our executive officers other than our Chief Executive Officer; (iii) overseeing our overall compensation and benefits programs and policies; and (iv) appointing and overseeing the work of any compensation consultant or other advisor retained by the committee.
For more information about the Compensation Committee’s processes and procedures, including the roles of its independent compensation consultant and our Chief Executive Officer in support of the committee’s decision-making process, see “Compensation Discussion and Analysis” below.
Members:
Norman L. Wright (Chair) Eric K. Brandt David W. Golding Timothy P. Sullivan

3
Meetings in 2025

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for, among other matters: (i) assisting the Board in identifying individuals qualified to become directors, consistent with criteria approved by the Board; (ii) recommending to the Board director nominees; (iii) developing and making recommendations to the Board regarding matters of corporate governance; (iv) leading the Board in its annual review of the Board’s performance; (v) recommending to the Board director nominees for each Committee; and (vi) assisting the Board in overseeing our policies and programs and related risks that concern certain environmental, social, legislative, regulatory, and public policy matters.
The Nominating and Corporate Governance Committee has evaluated and recommended to the full Board each of the nominees named in this Proxy Statement for election to the Board. See “Proposal 1: Election of Directors” below for more information.
Members:
Harry M. Jansen Kraemer, Jr. (Chair) Barbara W. Bodem Natasha Deckmann, M.D. Norman L. Wright

4
Meetings in 2025

Quality, Technology and Compliance Committee
The Quality, Technology and Compliance Committee is responsible for, among other matters, overseeing: (i) the safety and quality of the patient care services we provide; (ii) the activities and effectiveness of our Corporate Compliance program; (iii) our compliance with healthcare-related laws, rules and regulations; (iv) our compliance with the terms of any significant settlement agreements that we may enter into with governmental authorities; and (v) our technology strategy and initiatives as well as our cybersecurity and data security program and practices. The committee is also responsible for appointing and evaluating the performance of our Chief Compliance Officer as well as approving the annual workplan of our compliance function.
Prior to July 25, 2025, the Quality, Technology and Compliance Committee was known as the Quality and Compliance Committee.
Members:
Natasha Deckmann, M.D. (Chair) Elizabeth Q. Betten Elizabeth D. Bierbower Eric K. Brandt (as of July 25, 2025)

4
Meetings in 2025

2026 Proxy Statement	8

Corporate Governance

Other Committees
Previously, the Board had a fifth standing committee, the Finance and Investment Committee. On July 25, 2025, this committee was combined into the Audit Committee, with the Audit Committee being renamed the Audit and Finance Committee. As of such date, the members of the Finance and Investment Committee were Elizabeth Q. Betten (Chair); Eric K. Brandt; Natasha Deckmann, M.D.; and R. Carter Pate. The Finance and Investment Committee met twice in 2025.
Board Oversight
The Board plays an active role in overseeing our strategy and risk management practices, seeking to ensure that our long-term interests and those of our stockholders are prioritized. To help fulfill this duty, the Board is assisted by its committees, each focusing on risks within its primary responsibilities and expertise. The ongoing oversight responsibilities of the Board and its committees, along with others involved in risk management, are detailed below:

Board of Directors
•
Oversees our corporate strategy and operations, executive succession planning, and matters reserved to the full Board
•
Receives reports from members of our senior leadership team that include discussions of the risks involved in their respective areas of responsibility
•
Receives updates from Board committees regarding risk oversight and other activities through regular reports from the committee Chairs

Audit and Finance Committee
•
Oversees our enterprise risk management program and practices
•
Oversees risks related to financial and tax matters
•
Oversees risks related to financial management, liquidity and capital allocation practices, as well as mergers and acquisitions and capital expenditure practices

Compensation Committee
•
Oversees risks related to the design and administration of our compensation programs and policies
•
See “Compensation Discussion and Analysis-- Other Compensation Practices, Policies and Guidelines—Compensation Risk Oversight” below for more information

Nominating and Corporate Governance
•
Oversees Board structure, governance and director independence
•
Oversees risks related to certain environmental, social, legislative, regulatory and public policy matters, including political contributions and lobbying activities

Quality, Technology and Compliance Committee
•
Oversees our key compliance, legal and regulatory risks as well as risks related to quality and patient safety
•
Oversees our programs, policies and procedures related to information security
•
Oversees risks related to our deployment and use of advanced technology

Management	• Management is primarily responsible for implementing and supervising day-to-day risk management processes, and reports to the Board and its committees on significant matters
Internal Audit	• Our internal audit function, which is directly overseen by the Audit and Finance Committee, identifies and helps mitigate risk and improve internal controls
Enterprise Risk Management Program
•
Our enterprise risk management program is designed to identify, assess and monitor our business risks
•
Significant enterprise risks, which may include competitive, strategic, operational, financial, legal and regulatory risks, are identified and prioritized by our management through the program
•
The program is overseen by our Chief Financial Officer and our Senior Vice President, Controller, and is supported by an Enterprise Risk Management Committee consisting of cross-functional leaders from our finance, information technology, operational and other departments

2026 Proxy Statement	9

Corporate Governance

Board Oversight of Cybersecurity and Artificial Intelligence
The Quality, Technology and Compliance Committee provides board-level oversight of cybersecurity risk. As part of its oversight role, the committee receives reports about our practices, programs, maturity levels, and notable threats or incidents related to cybersecurity throughout the year, including through periodic updates from our Senior Vice President, Chief Information Security Officer (our “CISO”) and other leaders. The Committee provides regular reports to the full Board about these matters and other areas within its responsibility, and our CISO and other leaders provide updates regarding cybersecurity matters to the full Board as appropriate.
In July 2025, we expanded the Quality, Technology and Compliance Committee’s responsibilities to include oversight of the Company’s deployment and use of emerging technologies, including artificial intelligence and machine learning. The Quality, Technology and Compliance Committee oversees management’s assessment of the risks and opportunities associated with incorporating these technologies in our operations, services and strategic initiatives. As part of its oversight responsibilities, the committee is expected to receive periodic updates from management on artificial intelligence-related risks as well as the company’s governance framework and related internal controls. Management remains responsible for the day-to-day implementation of artificial intelligence initiatives, subject to oversight from the committee and the full Board.
Board Oversight of Succession Planning
We believe one of the principal responsibilities of the Board is to oversee our management succession planning. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for overseeing the design of our management development and succession planning process. The full Board typically reviews our succession plan for the Chief Executive Officer and other key leaders at least annually.
Our management succession plan covers scenarios such as a sudden departure of our Chief Executive Officer as well as the longer-term succession planning for both our Chief Executive Officer and other key executives. Our Chief Executive Officer and our Chief Human Resources Officer conduct a review with the full Board of both our internal talent and their development plans as well as potential external recruitment needs, taking into account the profiles and skills most critical to our leadership and strategy.
Additionally, senior executives and other emerging talent regularly attend and present at Board and committee meetings, providing the Board with opportunities to interact with those individuals and assess their leadership capabilities.
Board Oversight of ESG Matters
Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for reviewing environmental, social, legislative, regulatory and public policy trends that could impact us. This committee also oversees our policies, practices and disclosures concerning sustainability matters.
The Compensation Committee and the full Board periodically assess initiatives related to human capital management issues. An employee-led committee, comprised of leaders from across our business, meets periodically to provide strategic direction for integrating inclusive practices into our operations. Our most recent ESG-related report, which was developed in part on feedback received from our stockholder engagement efforts, can be found at https://optioncarehealth.com/about/corporate-responsibility.
We are focused on providing extraordinary care to our patients as well as helping minimize our impact on the environment and empowering our people with meaningful initiatives like our Team Member Resource Groups. In 2025, we were named a Leading Disability Employer from the National Organization on Disability as well as a Military Friendly® Employer. We believe this is a reflection of our desire to create an exceptional workplace.

2026 Proxy Statement	10

Corporate Governance

Stockholder Engagement and Response
The Board and management highly value the perspectives of our stockholders. To help ensure that we better understand and prioritize the main concerns of our stockholders, we actively engage in extensive investor outreach throughout the year. We frequently engage in discussions with members of the investment community, covering topics such as our business results, strategy, and capital structure. Our executive leadership, including our Chief Executive Officer and our Chief Financial Officer, regularly meet with analysts covering our securities and industry. Throughout 2025, we presented at several conferences, conducted numerous non-deal road shows, and welcomed institutional investors to tour our facilities.
In addition to our ongoing investor relations efforts, in the second half of 2025, we requested the opportunity to meet with stockholders who collectively owned approximately 52% of our outstanding shares as of September 30, 2025. Through our engagement efforts, we aimed to gather and consider our stockholders’ feedback on our corporate governance framework, executive compensation programs, and sustainability-related practices. These discussions, which included members of our executive leadership team and an independent member of the Board, influence and inform our policies, practices, and disclosures.
Board Meetings and Attendance
During 2025, the Board met seven times. Each Board member who served during 2025 attended or participated in 75% or more of the total number of Board meetings, and the total number of meetings of any committee they were a part of, during their tenure on the Board.
All directors serving at that time were present at our 2025 annual meeting of stockholders (the “2025 Annual Meeting”). As outlined in our Corporate Governance Guidelines, directors are expected to attend our annual meeting of stockholders unless unusual circumstances make it impractical.
Related Party Policy and Transactions
The Board has adopted a written policy for approval of transactions between us and our directors, executive officers, director nominees, greater than 5% beneficial owners of our common stock or any other class of our equity securities, and each of their respective immediate family members, where the amount exceeds $120,000 and the related party has or will have a direct or indirect material interest in the transaction (subject to certain exceptions).
This policy provides that the Audit and Finance Committee must review transactions subject to the policy and determine whether to approve or ratify those transactions as being in, or not inconsistent with, the best interests of Option Care Health and our stockholders. Pursuant to the policy, the Audit and Finance Committee will report all material related party transactions to the Board. In reviewing transactions subject to the policy, the Audit and Finance Committee considers, as it deems appropriate for the circumstances:
•	The material terms and conditions of the transaction;
•	The basis on which such individual or entity is a related party;
•	The related party’s interest in the transaction, including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction;
•	The approximate dollar value of the transaction, and the approximate dollar value of the related party’s interest in the transaction without regard to amount of profit or loss;
•	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments to be made;

2026 Proxy Statement	11

Corporate Governance

•	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness; and
•
Any other material information regarding the transaction or the related party’s interest in the transaction. In addition, under our Code of Business Conduct, our employees, officers and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Insider Trading Policy, Including Policy Prohibiting Speculative Trading
Our Insider Trading Policy governs the purchase, sale, and other disposition of our securities by our directors, officers and employees, as well as members of their immediate families and others living in the same household and certain related persons and entities (collectively referred to as “family members and related persons”), and it also applies to Option Care Health itself. We believe the policy and related procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, including the Nasdaq listing standards. Subject to limited exceptions, the policy prohibits the covered persons from trading in our securities when aware of material, nonpublic information about our company, as well as disclosing (or “tipping”) such information to others. The policy also imposes trading windows and pre-clearance requirements on our directors and certain other officers and key employees and their family members and related persons.
In addition, our Insider Trading Policy prohibits our directors, officers and employees, as well as certain of their family members, from engaging in the following transactions:
•	Holding any of our securities in a margin account or pledging our securities as collateral for a loan;
•	Engaging in transactions in puts, calls, or other derivative transactions relating to our securities;
•	Short sales of our securities (selling securities not owned at the time of sale); and
•
Purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, zero cost collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities.

Code of Business Conduct
Our Code of Business Conduct outlines the principles guiding our business practices. It applies to all of our directors, officers, employees and contractors, regardless of job level or position. Our Code of Business Conduct is available at investors.optioncarehealth.com/corporate-governance/governance-resources. Amendments or waivers will be promptly posted on our website when required by law or Nasdaq rules.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC an initial report of their ownership of our stock on Form 3, and reports of any changes in ownership on either Form 4 or Form 5. Administrative staff and other advisors assist in preparing and filing these reports on their behalf.
Based solely on a review of reports filed with the SEC and on written representations from reporting individuals, we believe that all required reports for 2025 were submitted on a timely basis, except for one Form 4 for each of Ms. Betten, Ms. Bierbower, Ms. Bodem, Mr. Brandt, Mr. Pate and Mr. Wright, each reporting one transaction, and one Form 4 for each of Dr. Deckmann, Mr. Golding, Mr. Kraemer, and Mr. Sullivan, each reporting two transactions, all of which were one business day late due to administrative error.

2026 Proxy Statement	12

Corporate Governance

Communications with the Board
Any communications intended for the Board or individual members should be directed to our Corporate Secretary at 3000 Lakeside Drive, #300N, Bannockburn, IL 60015, or by e-mail to OCH-CorporateSecretary@optioncare.com with a request to forward the communication to the intended recipient. Stockholder communications will be forwarded to Board members per instructions, although we reserve the right to not forward to Board members any abusive, threatening, or otherwise inappropriate materials.

2026 Proxy Statement	13

Proposal 1:
Election of Directors

The Board has nominated Elizabeth D. Bierbower, Barbara W. Bodem, Eric K. Brandt, Natasha Deckmann, M.D., Harry M. Jansen Kraemer, Jr., R. Carter Pate, John C. Rademacher, Timothy P. Sullivan, and Norman L. Wright to be elected to the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified. All of the nominees currently serve as directors. Elizabeth Q. Betten and David W. Golding, each of whom are currently directors, have not been nominated for re-election at the Annual Meeting.
Each of the director nominees has consented to serving as a nominee, being named in this Proxy Statement, and serving on the Board if elected. There are no family relationships among our executive officers and directors.
Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, for the election of the Board’s nine nominees. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the proxy holders may vote for any nominee designated by the current Board to fill the vacancy.
The Board believes that each nominee possesses extensive business experience, education and personal skills that qualify them to serve as effective Board members. The specific experience, qualifications and skills of each nominee are detailed below.
Vote Required
To be elected as a director, each nominee must receive a plurality of the votes cast in favor of their election.
However, we have implemented a majority voting policy for uncontested director elections in our Corporate Governance Guidelines. Under this policy, if an incumbent director receives more “withhold” votes than votes “for” their election in an uncontested election, they are required to promptly submit their resignation to the Board. The Nominating and Corporate Governance Committee will review the submitted resignation and provide a recommendation to the Board on whether to accept or reject the resignation or take other appropriate action. The Board will then act on this recommendation and publicly disclose its decision within 90 days following certification of the election results.
Director Nominees
Elizabeth D. Bierbower Barbara W. Bodem Eric K. Brandt Natasha Deckmann, M.D. Harry M. Jansen Kraemer, Jr. R. Carter Pate John C. Rademacher Timothy P. Sullivan Norman L. Wright

The Board unanimously recommends that stockholders vote “FOR” the director nominees listed in this Proxy Statement.

2026 Proxy Statement	14

Proposal 1: Election of Directors

Director Nomination Process
General Board Membership Criteria
Subject to any agreement we may enter into, the Board has the overall responsibility for selecting candidates for nomination or appointment to the Board. The Nominating and Corporate Governance Committee evaluates potential candidates for Board service and will recommend to the Board director candidates for nomination or appointment.
When considering director candidates, both the Board and the Nominating and Corporate Governance Committee seek to ensure that each director possesses specific critical personal qualities and attributes. These qualities, which the Board believes are essential for the proper functioning of the Board, include accountability, ethical leadership, governance expertise, integrity, skill in risk management, and sound business judgment.
Additionally, the Board and the Nominating and Corporate Governance Committee believe that directors should have the mature confidence to assess and challenge existing practices and propose alternative solutions, possess a keen awareness of our business and the social realities of our operating environment, maintain independence and high-performance standards necessary for Board oversight, and possess the humility, professional maturity, and style to interface openly and constructively with other directors.
Skills, Experiences and Backgrounds
Beyond the above criteria, our Corporate Governance Guidelines specify that the Nominating and Corporate Governance Committee will annually assess the qualifications, qualities, skills and other criteria suitable for Board members and director candidates. This assessment considers the Board’s composition at the time, the skills required for effective Board and committee operations, and insights from the annual Board and committee self-evaluations (see “—Annual Board and Committee Self-Evaluations” below).
We operate in the rapidly evolving, highly regulated U.S. healthcare industry. Each of our director nominees has held senior leadership roles (in some cases as chief executive officer) in large healthcare organizations or served on the boards of such entities. In these capacities, they accumulated significant and diverse experience in strategic and financial planning, financial reporting, governance practices, compliance, risk management, and human capital management. Some nominees have served as chief financial officers or senior finance leaders at complex organizations, gaining expertise in capital allocation practices as well as mergers and acquisitions. Several nominees also possess in-depth public company experience, either as executive officers or board members, providing an understanding of corporate governance practices and trends. The Board and the Nominating and Corporate Governance Committee believe that the skills, qualities, attributes, and experiences of the director nominees offer a diverse range of perspectives, effectively addressing evolving needs, overseeing strategy and risk management practices, and representing the long-term interests of our stockholders.
The Board and the Nominating and Corporate Governance Committee also consider the mix of skills, qualifications, and diversity of backgrounds and experiences of the Board composition overall. The Board and the Nominating and Corporate Governance Committee are committed to seeking out, and the Nominating and Corporate Governance Committee will instruct any search firm it engages to identify, individuals who will contribute to such diversity to be included in the pool of candidates from which nominees to the Board are selected.
For more details about the specific skills, experiences, and backgrounds of the director nominees considered by the Board and the Nominating and Corporate Governance Committee in nominating the individuals described in this Proxy Statement, see “—Director Matrix” and “—Director Nominee Biographies” below.

2026 Proxy Statement	15

Proposal 1: Election of Directors

Director Tenure
There are no restrictions on the number of terms that a director may serve. The Board presently does not support arbitrary term limits for directors or believe in automatic annual re-nomination of directors. However, the Board generally believes that having a mix of directors with long, medium and short tenures fosters a balanced range of views and insights. This approach allows the Board to benefit from the institutional knowledge held by longer-serving directors and the fresh perspectives contributed by newer directors.
Ms. Bierbower and Dr. Deckmann joined the Board in 2022, and Ms. Bodem, Mr. Brandt and Mr. Wright joined in 2024. Consequently, five of the nine director nominees have under four years of service on the Board as of the date of this Proxy Statement. If each director nominee is elected to the Board, they will have, on average, served for five years as of the Annual Meeting.
Directors’ Other Board Commitments
Directors are expected to dedicate sufficient time and attention to prepare for, attend (either in person or virtually), and actively participate in Board meetings and the committees on which they serve. Our Corporate Governance Guidelines set limits on the number of commitments directors can have to other public company boards. According to these guidelines, no director may serve on more than four public company boards (including the Board), no director that is an executive officer of a public company (including our Chief Executive Officer) may serve on more than two public company boards (including the Board), and no member of our Audit and Finance Committee may serve simultaneously on the audit committees of more than three public company boards (including the Audit and Finance Committee).
The Board believes that each of our director nominees has sufficient capacity to continue to effectively serve on the Board. As of April 1, 2026, none of our directors exceeded the limitation on public company board memberships in our Corporate Governance Guidelines.
Eric K. Brandt currently serves on three other public company boards as well as the board of directors of Altaba Inc. Altaba Inc. was delisted in October 2019 and is currently in the process of a stockholder-approved plan of dissolution and liquidation. Based on this, the Board and the Nominating and Corporate Governance Committee believe Mr. Brandt is in compliance with our Corporate Governance Guidelines with respect to his other commitments.

2026 Proxy Statement	16

Proposal 1: Election of Directors

Director Matrix
The matrix below highlights the mix of key skills, qualities, attributes, and experiences of the director nominees that, among other factors, led the Board and the Nominating and Corporate Governance Committee to recommend them for election to the Board. The matrix aims to highlight significant areas of focus for each director, and the absence of a mark does not imply that a particular director lacks that quality or skill. Nominees have developed competencies in these areas through education, direct experience, and oversight responsibilities. The demographic information provided is based on voluntary self-identification by each nominee. Additional biographical details on each nominee can be found in “—Director Nominee Biographies” below.

	Bierbower	Bodem	Brandt	Deckmann	Kraemer	Pate	Rademacher	Sullivan	Wright
Skills and Experience
Business Leadership and Operations
Digital, Technology and Cybersecurity
Finance and Capital Allocation
Health Care Industry
Human Capital Management
M&A and Business Development
Public Company Governance
Regulatory and Public Policy
Risk Management and Sustainability
Self-Identified Background
Tenure/Age(1)
Years on the Board	4	2	2	4	7	11	7	7	2
Age	67	58	63	49	71	71	59	68	61
Gender(2)
Male
Female
Racial/Ethnic/Nationality(2)
African American / Black
White

(1)	Information is as of April 1, 2025. Director tenure for directors who served on our predecessor company board prior to the BioScrip Merger is calculated from and after the date of the BioScrip Merger.
(2)	As identified and disclosed by each director.

2026 Proxy Statement	17

Proposal 1: Election of Directors

Director Nominee Biographies
Presented below is information regarding the director nominees. The details for each nominee include their specific experience, qualifications, attributes and skills that led the Board to conclude they should serve on the Board. The information provided, including the age, principal occupation, public directorships held, and other details about each nominee, is as of April 1, 2026.

Harry M. Jansen Kraemer, Jr.
Independent Board Chair Independent Director Since: 2019 Age: 71	Committees: • Audit and Finance • Nominating and Corporate Governance (Chair)

Experience
•
Clinical Professor of Management and Strategy at the Kellogg School of Management at Northwestern University (2005-Present)
•
Executive Partner of MDP, a private equity firm (2005-2025)
•
Chairman (2000-2004), President (1997-2004) and Chief Executive Officer (1999-2004) of Baxter International Inc., a global, publicly-traded manufacturer of diagnostic and other health care-related products (“Baxter”)
•
Certified Public Accountant

Key Skills and Qualifications
•
Over 30 years of executive leadership experience, including through his service as chairman, president and chief executive officer of a large international public company
•
Extensive financial expertise and significant experience with boards of directors of private and public companies, investment decisions, capital allocation activities, and complex transactions acquired through executive roles in large companies as well as through his role at a leading private equity firm
•
Through his experience at biotechnology and pharmaceutical companies, he brings significant expertise in the healthcare industry and with technology and innovation

Other U.S. Public Company Boards • Leidos Holdings, Inc. (1997-Present)	Former U.S. Public Company Boards (within last five years) • DENTSPLY Sirona Inc.

2026 Proxy Statement	18

Proposal 1: Election of Directors

Elizabeth D. Bierbower
Independent Director Since: 2022 Age: 67	Committees: • Audit and Finance • Quality, Technology and Compliance

Experience
•
Chairman and Chief Executive Officer of Friday Health Plans, a health insurance company (2022-2023); Ms. Bierbower worked with the insurance department of each applicable state to transition the operations of Friday Health Plans into receivership
•
Various leadership roles at Humana, a leading health insurance company, including as Segment President (2018-2020), President of Employer Group Segment (2012-2018); Chief Operating Officer of Specialty Benefits (2008-2012); and Vice President of Product Innovation (2001-2008)

Key Skills and Qualifications
•
Strategic leadership, operational experience and financial expertise through her more than 30 years of proven executive-level experience in the healthcare industry
•
Served as segment president of a national health insurance company, chief executive officer of a regional health plan and chief operating officer of the specialty division of a large health insurance company, as well as serves on several boards of directors of publicly- and privately-held companies

Other U.S. Public Company Boards • Progyny, Inc. (2025-Present)

Barbara W. Bodem
Independent Director Since: 2024 Age: 58	Committees: • Audit and Finance • Nominating and Corporate Governance

Experience
•
Interim Chief Financial Officer of DENTSPLY Sirona Inc., a publicly-traded manufacturer of professional dental products and technologies (May 2022-October 2022)
•
Senior Vice President and Chief Financial Officer of Hill-Rom Holdings, Inc., a medical device and technology provider (2018-2021)
•
Senior Vice President, Finance, of Mallinckrodt plc, a global specialty pharmaceutical company (2015-2018)
•
Vice President, Global Commercial Finance of Hospira, a global pharmaceutical and medical device company (2013-2015)
•
Positions of increasing responsibility at Eli Lilly & Company, a global pharmaceutical company (1997-2013)

Key Skills and Qualifications
•
Extensive finance, accounting, and risk management experience, including through her service as a public company chief financial officer
•
Significant healthcare industry experience gained through her service at numerous large, complex healthcare organizations
•
Her service on numerous public company boards of directors, including as an audit committee member and chair, provides experience with corporate governance matters, risk management, and management oversight

Other U.S. Public Company Boards • BioMarin Pharmaceutical Inc. (2023-Present) • Enovis Corporation (2022-Present)	Former U.S. Public Company Boards (within last five years) • Syneos Health, Inc. • Turning Point Therapeutics, Inc.

2026 Proxy Statement	19

Proposal 1: Election of Directors

Eric K. Brandt
Independent Director Since: 2024 Age: 63	Committees: • Compensation • Quality, Technology and Compliance

Experience
•
Chief Financial Officer of Broadcom Inc., a Fortune 500 technology company (2007-2016)
•
President and Chief Executive Officer of Avanir Pharmaceuticals, Inc., a pharmaceutical manufacturing company (2005-2007)
•
Positions of increasing responsibility at Allergan Inc, a publicly-traded pharmaceutical manufacturing company, including as its Chief Financial Officer (1999-2005)
•
Vice President and Partner, The Boston Consulting Group, Inc. (1989-1999)

Key Skills and Qualifications
•
Significant business development and corporate strategy experience gained through executive leadership roles, including serving as chief executive officer and chief financial officer at multiple companies in the healthcare industry
•
Digital and technology experience gained through his leadership of the information technology department at a Fortune 500 technology company
•
Served in leadership roles on several public company boards, gaining valuable public company governance experience

Other U.S. Public Company Boards • Nutanix, Inc. (2025-Present) • Gen Digital Inc. (2020-Present) • Lam Research Corporation (2010-Present)	Former U.S. Public Company Boards (within last five years) • Altaba Inc.(1) • DENTSPLY Sirona Inc. • The Macerich Company

(1)
As discussed in “—Director Nomination Process—Directors’ Other Board Commitments” above, Altaba Inc. was delisted in October 2019 and is currently in the process of a stockholder-approved plan of dissolution and liquidation. In light of these circumstances, the Board and the Nominating and Corporate Governance Committee do not believe this constitutes service on a public company board for the purpose of the limit on the number of commitments directors can have to other public company boards contained in our Corporate Governance Guidelines.

2026 Proxy Statement	20

Proposal 1: Election of Directors

Natasha Deckmann, M.D.
Independent Director Since: 2022 Age: 49	Committees: • Nominating and Corporate Governance • Quality, Technology and Compliance (Chair)

Experience
•
Chief Executive Officer (2025-Present), President (2024-2025) and Chief Transformation Officer (2024) of Tivity Health, Inc., a leading, national provider of health and well-being solutions designed to support healthier, more active lives
•
Chief Operating Officer, Chief Clinical Officer, and Board Member of SecureSeniorConnections, a health care technology and services business (2020-2023)
•
Chief Executive Officer of CarePoint Health System, a three hospital and two medical group system in New Jersey (2018-2020)
•
Senior Vice President, Population Health Solutions and Chief Operating Officer, Consumer Solutions Group, Optum, a UnitedHealth Group company (2013-2018)
•
Positions of increasing responsibility at Marsh Inc., a global insurance broker and risk advisor (2006-2012), including as Chief Operating Officer of Marsh International

Key Skills and Qualifications
•
Extensive executive leadership and operational expertise as well as experience in healthcare technology through her service in executive roles at several healthcare organizations
•
Payer and provider expertise, clinical oversight, and human capital management skills gained during her tenure at a leading insurance and health service company and at a hospital system
•
Comprehensive M&A and business development experience through her operational roles in acquiring and integrating service businesses
•
Experience in risk management oversight and governance practices through her service on various boards of directors as well as her tenure at a global risk management and insurance broker business

Other U.S. Public Company Boards • None	Former U.S. Public Company Boards (within last five years) • Senior Connect Acquisition Corp. I

2026 Proxy Statement	21

Proposal 1: Election of Directors

R. Carter Pate
Independent Director Since: 2015 Age: 71	Committees: • Audit and Finance (Chair)

Experience
•
Chief Executive Officer, Modivcare Inc., a global holding company whose subsidiaries provide technology-enabled healthcare logistics and other services (2017-2020)
•
Chief Executive Officer, MV Transportation, Inc., a passenger transportation company (2011-2014)
•
Global and U.S. Managing Partner, Health Care and Government Services Practice, PricewaterhouseCoopers (1996-2012)

Key Skills and Qualifications
•
Extensive executive leadership and public company corporate governance experience through his service as chief executive officer of several large public companies
•
Financial expertise as a former managing partner of an international accounting firm and as a member of public company audit committees
•
Experience with government relations, public policy and risk management from his tenure at global companies and his service on other boards of directors
•
Understanding of the home and alternate site infusion industry, including through his service on the board of directors of our predecessor company, BioScrip, Inc.

Other U.S. Public Company Boards • Purple Innovation, Inc. (2023-Present)	Former U.S. Public Company Boards (within last five years) • None

John C. Rademacher
President and Chief Executive Officer, Option Care Health Director Since: 2019 Age: 59

Experience
•
President and Chief Executive Officer, Option Care Health (2018-Present)
•
Chief Operating Officer, Option Care Health (2015-2018)
•
President, Ambulatory Care (2012-2014) and President, Nuclear & Pharmacy Services (2007-2012) of Cardinal Health, Inc., a publicly-traded multinational health care services company
•
Senior Vice President of Cigna, a publicly-traded health services company (2001-2007)

Key Skills and Qualifications
•
As our President and Chief Executive Officer, possesses a wide range of business and leadership skills and a deep experience and familiarity with Option Care Health
•
Over 25 years of executive leadership experience in the healthcare industry, including the management of nationwide operations, sales, service, and support related to the provision of home and alternate site infusion services

Other U.S. Public Company Boards • None(1)

(1)	Mr. Rademacher is on the board of directors of Thrivent Financial for Lutherans, a privately-held Fortune 500 financial services company.

2026 Proxy Statement	22

Proposal 1: Election of Directors

Timothy P. Sullivan
Independent Director Since: 2015 Age: 68	Committees: • Compensation
Experience • Vice Chair (2024-Present), Co-Chief Executive Officer (2023-2024), Co-President (2022–2023) and Co-Founder, Managing Director, and Co-Head of Health Care (1992–2022) of MDP
Key Skills and Qualifications
•
Significant executive and human capital management experience obtained through his creation and leadership of one of the world’s leading private equity firms
•
Created significant stockholder value through acquisitions, divestitures and other transactions involving numerous portfolio companies in the healthcare industry
•
Extensive governance expertise gained through his current and prior service on the boards of several healthcare companies and leading non-profit organizations

Other U.S. Public Company Boards • None

Norman L. Wright
Independent Director Since: 2024 Age: 61	Committees: • Compensation (Chair) • Nominating and Corporate Governance

Experience
•
Positions of increasing responsibility at UnitedHealth, including as EVP, Health Equity Strategy (2022-2023); EVP and Chief Customer Experience Officer (2021-2022); EVP, Chief Marketing and Customer Experience Officer, Optum (2019-2021); and SVP and Chief of Global Operations (2013-2016)
•
Served in executive roles at Citigroup Inc., Accenture plc, Home Shopping Network, Inc., Fidelity Investments, and The General Electric Company

Key Skills and Qualifications
•
Nearly 40 years of experience as an executive in sales and customer service, operations, marketing, digital, and business consulting supporting a number of industries, including the healthcare industry
•
Significant experience in human capital management and risk management through his leadership of large, complex organizations, including leading a team of 55,000 team members across five global regions focused on improving quality and service experiences across customer experiences and channels
•
Has led large equity and community engagement strategies and has developed numerous global strategic plans, which bring value to our ESG and sustainability initiatives and our broader strategic planning efforts

Other U.S. Public Company Boards • First Solar, Inc. (2022-Present)

2026 Proxy Statement	23

Proposal 1: Election of Directors

Board Orientation and Education
Our Chief Executive Officer and our General Counsel and Corporate Secretary, along with other members of our management team, are responsible for managing our new director orientation programs and providing ongoing education for directors. We provide new Board members with relevant materials, briefings and additional educational opportunities to help them better understand our business and fulfill their responsibilities. The entire Board also has access to educational resources and opportunities related to fiduciary duties and other relevant matters, either as needed or upon request.
Continuing education programs for directors may involve a combination of in-house and external presentations and programs. Throughout their tenure on the Board, directors are encouraged to visit our facilities and engage with our team members.
Annual Board and Committee Self-Evaluations
Each year, both the Board and its standing committees conduct a self-assessment to evaluate their effectiveness. The Board believes this helps ensure that its governance and oversight responsibilities, as well as its policies and procedures, are effective and aligned with best practices.
The annual self-evaluation process is managed by our independent Board Chair and the Nominating and Corporate Governance Committee. This process involves each director completing a detailed questionnaire assessing the performance of the Board and each committee on which the director serves. The focus is on identifying the Board’s or the Committee’s strengths and areas for improvement and attention. The questionnaire includes both numerical ratings and narrative responses, and the aggregated results are shared with the Board and relevant committees. The Board and committees then review and discuss the feedback to identify opportunities for enhancing the process and to shape agendas and identify future areas of discussion.
We believe the annual self-evaluation process provides valuable insights to the Board. It helps identify areas where the Board believes it is functioning effectively and, more importantly, areas where it can improve its effectiveness and oversight. In recent years, feedback from Board members has highlighted strategic and operational topics that have subsequently become the focus of discussions at future meetings. Additionally, it has pinpointed specific skills and experiences to prioritize for candidates as part of the recent Board refreshment efforts by the Board and the Nominating and Corporate Governance Committee.
Non-Employee Director Compensation
Members of the Board who are not our employees (“Non-Employee Directors”) are compensated for their service on the Board. Mr. Rademacher, our President and Chief Executive Officer, does not receive compensation for his service on the Board.
The Compensation Committee conducts an annual review of the total compensation of our Non-Employee Directors, examining each component of the program. During this process, the Compensation Committee assesses market data provided by its independent compensation consultant, Pearl Meyer, and presents a recommendation to the Board. After reviewing this recommendation, the Board determines the form and amount of compensation for Non-Employee Directors.

2026 Proxy Statement	24

Proposal 1: Election of Directors

2025 Non-Employee Director Compensation Program
For 2025, the Compensation Committee did not recommend any changes to the compensation program for Non-Employee Directors. All Non-Employee Directors continued to receive both an annual cash retainer and an annual grant of restricted stock units (“RSUs”) for their service on the Board. The below table sets forth the Non-Employee Director compensation program for 2025:

Name	Cash ($)	Value of RSUs ($)
All Non-Employee Directors	100,000	160,000
Board Chair	125,000	—
Audit and Finance Committee Chair	30,000	—
Finance and Investment Committee Chair	15,000	—
All Other Board Committee Chairs	20,000	—
Audit and Finance Committee Member	11,000	—
Finance and Investment Committee Member	5,000	—
All Other Board Committee Members	7,500	—

Cash Retainers
Cash retainers were paid in May 2025 to all Non-Employee Directors. Committee chair or member fees were only paid to directors who were serving as a chair or on such committees as of the payment date. Non-Employee Directors may elect to receive cash retainer fees in the form of RSUs, which vest in equal amounts on each of the first three annual anniversaries of the grant date.
Equity-Based Awards
A significant portion of the compensation for each Non-Employee Director is provided through equity awards. In May 2025, each Non-Employee Director received an RSU award. The number of shares underlying the award was determined by dividing $160,000 by the per-share closing price of our common stock on the grant date, rounded up to the nearest factor of three for equal pro-rata vesting. These equity awards were granted pursuant to our Amended and Restated 2018 Equity Incentive Plan (the “EIP”) and vest in equal amounts on each of the first three anniversaries of the grant date. Vesting accelerates in the event of a change in control or termination of service for any reason other than for cause.
Deferred Compensation Plan
In 2023, we adopted the Option Care Health, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) which is described under “Compensation Discussion and Analysis—Other Benefits—Deferred Compensation.” Non-Employee Directors are eligible to participate in the Deferred Compensation Plan; however, in 2025, none of the Non-Employee Directors participated in the Deferred Compensation Plan.
Expenses
Directors may be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attending Board and committee meetings and other Board-related activities.

2026 Proxy Statement	25

Proposal 1: Election of Directors

Non-Employee Director Stock Ownership and Holding Guidelines
Pursuant to our Stock Ownership and Retention Policy, Non-Employee Directors are required to retain 75% of the net shares (including unvested RSUs) granted to them under our equity plans until they own equity equivalent to three times the annual cash retainer for Board service (excluding retainers for Chair or committee service). Once this ownership guideline is achieved, Non-Employee Directors must maintain the guideline of the net shares granted to them for the duration of their tenure as Non-Employee Directors. As of December 31, 2025, each Non-Employee Director was in compliance with these stock ownership and holding guidelines.
2025 Non-Employee Director Compensation
The table below provides information about the compensation earned in 2025 by Non-Employee Directors who served on the Board during the year. Please see the “2025 Summary Compensation Table” below for the compensation received by Mr. Rademacher as our President and Chief Executive Officer with respect to 2025.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Elizabeth Q. Betten	122,500	160,000	282,500
Elizabeth D. Bierbower	118,500	160,000	278,500
Barbara W. Bodem	118,500	160,000	278,500
Eric K. Brandt(3)	118,537	160,000	278,537
Natasha Deckmann, M.D.	132,500	160,000	292,500
David W. Golding	107,500	160,000	267,500
Harry M. Jansen Kraemer, Jr.	256,000	160,000	416,000
R. Carter Pate	135,000	160,000	295,000
Timothy P. Sullivan	107,500	160,000	267,500
Norman L. Wright	127,500	160,000	287,500

(1)
Each of the following directors elected to receive his or her annual cash retainers for service on the Board in RSUs in the following amounts: Dr. Deckmann: 627 RSUs; Mr. Golding: 3,381 RSUs; Mr. Kraemer: 8,022 RSUs; and Mr. Sullivan: 3,381 RSUs.

(2)
As discussed above, in May 2025, each then-serving Non-Employee Director received an RSU award. In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of such award ($160,000), computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). The grant date fair value of these RSUs is measured based on the closing price of our common stock on the date of grant ($31.79). See Note 15—Stock-Based Incentive Compensation found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”) for more information.

The following stock awards were outstanding as of December 31, 2025: Ms. Betten: 10,979 RSUs; Ms. Bierbower: 10,358 RSUs; Ms. Bodem: 9,738 RSUs; Mr. Brandt: 8,584 RSUs; Dr. Deckmann: 11,425 RSUs; Mr. Golding: 15,370 RSUs; Mr. Kraemer: 28,781 RSUs; Mr. Pate: 11,623 RSUs; Mr. Sullivan: 14,301 RSUs; and Mr. Wright: 9,738 RSUs. These numbers include, where applicable, the annual equity award described in “—Equity-Based Awards” above as well as RSUs earned by directors who have elected to receive their cash compensation in the form of RSUs.

(3)
Mr. Brandt was appointed to serve as a member of the Quality, Technology and Compliance Committee effective July 25, 2025. For this partial year of additional committee service, in July 2025, Mr. Brandt received a prorated cash retainer of $6,037.

2026 Proxy Statement	26

Executive
Officers

This section provides details about our executive officers as of April 1, 2026, other than Mr. Rademacher, our President and Chief Executive Officer. For information about Mr. Rademacher, see “Proposal 1: Election of Directors—Director Nominee Biographies” above.

Femi Adewunmi, M.D.
Age: 52

•
Chief Medical Officer (since April 2024)
•
Responsible for our quality and clinical services, value-based care strategies, and the use of data analytics to help enhance clinical outcomes and patient care
•
More than 17 years of executive leadership experience managing healthcare operations, including at Carelon Health, Sound Physicians (a national provider of hospital-based physician services, post-acute services, and value-based care), and UNC Health
•
25 years of experience as a health care provider specializing in internal medicine and hospital medicine
•
Holds an M.D. in internal medicine from the University of Ibadan in Nigeria and an M.B.A. from the Fuqua School of Business at Duke University

Michael Bavaro
Age: 48

•
Chief Human Resources Officer (since March 2022) and Chief Diversity Officer (since August 2020)
•
Responsible for leading our human resources, communications, and DE&I functions
•
Previously served as our Vice President of Human Resources (December 2015-March 2022)
•
Past roles at Blue Cross and Blue Shield, Career Education Corporation, and United Airlines
•
Active duty and reserve Navy veteran and retired Air Force Captain (retired in January 2025)
•
Holds a B.S. in Nuclear Engineering Technology from Thomas Edison State University and an M.B.A. from Keller Graduate School of Management at DeVry University

2026 Proxy Statement	27

Executive Officers

Christopher L. Grashoff
Age: 46

•
Chief Growth Officer (since December 2023)
•
Responsible for leading our specialty commercial and sales operations
•
Joined Option Care Health in May 2019 and held various roles, including SVP, Chronic Sales and Marketing (November 2023-December 2023); SVP, Ambulatory Infusion Suites and New Business Ventures (June 2022-November 2023); and VP, New Venture Operations & Patient Experience (January 2021-June 2022)
•
Over 20 years of global healthcare experience, including at Baxter and Eli Lilly & Co.
•
Holds a B.A. in economics from DePauw University and an M.B.A. from Harvard Business School

Meenal A. Sethna
Age: 56

•
Chief Financial Officer (since October 2025)
•
Responsible for leading our finance, accounting, treasury, investor relations, and information technology functions
•
Previous roles at Littelfuse, Inc. (2016-September 2025); Illinois Tool Works Inc; Motorola Inc.; and Baxter
•
Certified public accountant in Illinois
•
Holds a B.A. from the University of Illinois-Urbana and an M.B.A. from the Kellogg School of Management at Northwestern University
•
Serves on the board of directors of SPX Technologies, Inc.; chair of the audit committee and a member of the governance & sustainability committee

Collin G. Smyser
Age: 47

•
General Counsel and Corporate Secretary (since April 2022)
•
Responsible for overseeing our legal, compliance, strategy, corporate development and public policy functions
•
Previous roles at Elanco Animal Health, a publicly-traded global leader in the animal health pharmaceutical industry (October 2021-April 2022); Kimberly-Clark Corporation, a publicly-traded global consumer products manufacturer (February 2018-October 2021); and Walgreens Boots Alliance, Inc., a publicly-traded global integrated healthcare, pharmacy and retail company (March 2015-February 2018)
•
Began his career in private practice at Allen & Overy LLP in London, England and Winston & Strawn LLP in Chicago, Illinois
•
Holds a B.A. and M.A. in economics from the University of Southern California and a J.D. from Stanford Law School

2026 Proxy Statement	28

Executive Officers

Luke Whitworth
Age: 45

•
Chief Operating Officer (since January 2023)
•
Responsible for leading our acute commercial team and operations, including pharmacy, nursing, nutrition, patient registration, and revenue cycle management teams
•
Previously served as our Senior Vice President, Specialty Operations & Patient Administration (August 2022-January 2023); Senior Vice President, Revenue Cycle Management (October 2019-August 2022); and Vice President, Operational Excellence and Revenue Cycle Management (April 2018-October 2019)
•
Nearly 15 years at Cardinal Health in roles of increasing responsibility across sales and general management, corporate development, and finance
•
Holds a B.S.B.A. in Finance from The Ohio State University and an M.B.A. in General Management from the Stephen M. Ross School of Business at the University of Michigan

2026 Proxy Statement	29

Proposal 2:
Ratification of Appointment of
Independent Registered Public
Accounting Firm

The Audit and Finance Committee has re-appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2026. KPMG has served as our independent registered public accounting firm since 2015 and continued to serve as our independent registered public accounting firm after the BioScrip Merger.
At the Annual Meeting, our stockholders are asked to ratify the appointment of KPMG as our independent registered public accounting firm for 2026. While stockholder ratification is not necessary, we value the opinions of our stockholders and believe that this ratification is a good corporate governance practice. If the proposal receives a negative vote, the Audit and Finance Committee will reconsider its decision. Even if the appointment is ratified, the Audit and Finance Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if it believes doing so would be in the best interests of Option Care Health and our stockholders.
Representatives of KPMG are expected to attend the Annual Meeting, where they will have an opportunity to make a statement if they choose to do so and will be available to respond to questions.
Auditor Qualifications
The Audit and Finance Committee, which consists entirely of independent, non-management directors, is responsible for selecting, compensating, retaining, and overseeing our independent registered public accounting firm. As part of this responsibility, the Audit and Finance Committee evaluates the performance of our independent registered public accounting firm on an annual basis.
In making the decision to reappoint KPMG for 2026, the Audit and Finance Committee considered, among other factors, the firm’s qualifications, reputation, and experience; its approach to quality control; the adequacy of its resources; the quality and openness of communications with the Audit and Finance Committee and management; and the firm’s independence, objectivity, and professional skepticism. The Audit and Finance Committee also believes that the audit and other fees we pay are competitive compared to our peer companies, partly because of KPMG’s familiarity with us and our operations.
Based on these and other factors, the Audit and Finance Committee believes that retaining KPMG as our independent registered public accounting firm is in our best interests as well as those of our stockholders.

The Board unanimously recommends that stockholders vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2026.

2026 Proxy Statement	30

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm Accounting Firm

Auditor Independence
The Audit and Finance Committee also periodically considers whether there should be a rotation of our independent registered public accounting firm because the committee believes it is important for such firm to maintain independence and objectivity. In 2025, the Audit and Finance Committee concluded that there were a number of factors supporting KPMG’s continued independence, including the Public Company Accounting Oversight Board (“PCAOB”) requirements for audit partner rotations and limitations imposed by regulation on non-audit services performed by the firm. Under the auditor independence rules, KPMG also reviews its independence each year and provides a letter to the Audit and Finance Committee addressing such matters.
The Audit and Finance Committee requires advance approval of all audit and permitted non-audit services performed by our independent auditor, along with approval for the associated fees. When reviewing non-audit service fees, the committee may consider factors such as the potential effects of the provision of such services on auditor independence. As a part of the pre-approval process, the Audit and Finance Committee considers the nature of the services to be rendered, the fee structure of such engagement, the amount or range of estimated fees, and whether such services are consistent with the SEC’s rules on auditor independence. During 2025, any such services provided by KPMG were pre-approved by the Audit and Finance Committee in accordance with SEC regulations and our policies.
KPMG’s lead audit partner for our audit was rotated starting with the year ended December 31, 2023, and the engagement quality review partner for our audit was rotated starting with the year ended December 31, 2024. The Audit and Finance Committee is involved in considering the selection of KPMG’s primary engagement partner when there is a rotation, which typically occurs every five years.
Fees Paid to Auditors
The following table shows the fees billed by KPMG for the years ended December 31, 2025 and December 31, 2024.

	2025 ($)	2024 ($)
Audit Fees(1)	2,884,000	2,685,000
Audit-Related Fees	1,780	9,280
Tax Fees	—	—
All Other Fees(2)	—	7,500
Total	2,885,780	2,701,780

(1)
Audit fees primarily relate to professional services rendered in connection with the audit of our annual consolidated financial statements and internal control over financial reporting; audit work regarding the purchase accounting of acquisitions; the review of our quarterly financial statements and registration statements, including Form S-8 review services; and any comfort letters pertaining to such audits or reviews.

(2)	All Other Fees primarily relate to participation in a leadership development program offered by KPMG.
Vote Required
Approval of Proposal 2 requires the affirmative vote of the majority of the shares present or represented by proxy at the Annual Meeting. The vote is an advisory vote and therefore is not binding on the Audit and Finance Committee.

2026 Proxy Statement	31

Audit and Finance Committee
Report

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, then this section entitled “Audit and Finance Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.
The purpose of the Audit and Finance Committee is to oversee Option Care Health’s accounting and financial reporting processes and the audits of its financial statements. The committee consists only of non-management directors, all of whom have been determined to be independent by the Board under Nasdaq listing standards. The Audit and Finance Committee operates under a written charter approved by the Board.
As detailed in its charter, in fulfilling its purpose, the Audit and Finance Committee is responsible for maintaining free and open communication between itself and the independent auditor, internal auditor function and management of Option Care Health, and for determining that all parties are aware of their responsibilities. The Audit and Finance Committee is also responsible for the appointment, retention, and oversight of the work performed by KPMG, Option Care Health’s independent registered public accounting firm.
However, the principal responsibility of the Audit and Finance Committee is oversight. It does not plan or conduct audits or make any determination about the completeness and accuracy of Option Care Health’s financial statements and disclosures under U.S. generally accepted accounting principles (“GAAP”). Option Care Health’s management is responsible for preparing financial statements and determining that they are complete, accurate, and prepared in accordance with GAAP, as well as establishing satisfactory disclosure controls and internal control over financial reporting. The independent registered public accounting firm, KPMG, is responsible for auditing Option Care Health’s financial statements and evaluating the effectiveness of its internal control over financial reporting.
In fulfilling its oversight duties, the Audit and Finance Committee reviewed and discussed the audited financial statements in Option Care Health’s Annual Report on Form 10-K for the year ended December 31, 2025 with management. This included a discussion about the quality of accounting principles, the reasonableness of significant judgments made by management, and the clarity of disclosures.
The Audit and Finance Committee also reviewed with KPMG its judgments as to the quality of Option Care Health’s accounting principles and the other matters required to be discussed with the Audit and Finance Committee under the auditing standards generally accepted in the U.S., including the matters required by the PCAOB and the SEC. In addition, the Audit and Finance Committee has discussed with KPMG its independence from management and Option Care Health and has received the written disclosures and the letter regarding KPMG’s communications with the Audit and Finance Committee concerning independence as required by PCAOB rules.
The Audit and Finance Committee also reviewed the fees paid to KPMG during the year ended December 31, 2025 for audit and non-audit services. For 2025, the Audit and Finance Committee determined that the non-audit services provided by KPMG were consistent with maintaining independence.

2026 Proxy Statement	32

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm Accounting Firm

The Audit and Finance Committee discussed the overall scope and plans for KPMG’s audit, meeting with KPMG with and without management present to discuss the results of KPMG’s examinations, its evaluations of Option Care Health’s internal controls, and the quality of Option Care Health’s financial reporting.
Based on these reviews and discussions, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in Option Care Health’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.
Respectfully submitted,

Audit and Finance Committee

R. Carter Pate, Chair
Elizabeth D. Bierbower
Barbara W. Bodem
Harry M. Jansen Kraemer, Jr.

2026 Proxy Statement	33

Compensation Discussion
and Analysis

This Compensation Discussion and Analysis section describes the philosophy and governance of our executive compensation programs and the compensation decisions for our named executive officers (“NEOs”) for 2025. Our NEOs for 2025 are:

John C. Rademacher	President and Chief Executive Officer
Meenal A. Sethna	Chief Financial Officer(1)
Luke Whitworth	Chief Operating Officer
Collin G. Smyser	General Counsel and Corporate Secretary
Christopher L. Grashoff	Chief Growth Officer
Michael Shapiro	Former Chief Financial Officer(1)

(1)
Mr. Shapiro ceased serving as our Chief Financial Officer on October 1, 2025. He served as a non-executive Strategic Advisor through March 31, 2026. Ms. Sethna joined our company and succeeded Mr. Shapiro as our Chief Financial Officer on October 1, 2025.

Executive Summary
2025 Financial Highlights
In 2025, our more than 8,000 team members – including 5,000 clinicians – served over 315,000 unique patients across all 50 states while advancing our mission to deliver high-quality, cost-effective care.
We also continued to deliver solid financial results in 2025, including the following (year-over-year comparisons unless indicated):

• Net revenue of $5,649.5 million, up 13.0%
• Net income of $207.6 million, down 2.0%
• GAAP diluted earnings per share of $1.27, up 3.3%
• Adjusted EBITDA(1) of $471.3 million, up 6.2%
• Adjusted EPS(1) of $1.72, up 8.9%
• Cash provided by operating activities of $258.4 million

(1)	Non-GAAP financial measures. See Appendix A of this Proxy Statement for reconciliations of these non-GAAP financial measures to the comparable GAAP financial measures.

2026 Proxy Statement	34

Compensation Discussion and Analysis

2025 Compensation Program Design
Our executive compensation program comprises three components: base salary, an annual cash incentive award under our Management Incentive Plan (“MIP”), and long-term equity incentive (“LTI”) awards. The Compensation Committee believes the mix emphasizes pay-for-performance and alignment with long-term stockholder value.

• Base Salaries: Market-competitive fixed pay designed to attract and retain leaders.
• Annual Cash Incentives: At-risk cash opportunity based on financial and individual performance.
• LTI Awards: Mix of 60% performance share units (“PSUs”) and 40% time-based RSUs designed to focus NEOs on long-term, sustainable stockholder value creation.

2025 Key Compensation Actions

• Base Salaries: Increased Mr. Grashoff’s base salary to more closely align with market benchmarks and our compensation philosophy; all other NEOs’ base salaries were unchanged.
• Annual Cash Incentives: Maintained 2025 MIP targets at 2024 levels for NEOs; actual payouts ranged from 90% to 119% of target, reflecting financial and individual performance.

•
LTI Awards: Granted 2025 awards using a 60% PSU / 40% RSU mix; increased target grant values for all NEOs (except Ms. Sethna, who received a new-hire RSU award) to help ensure total direct compensation remained competitive with market benchmarks.

Say-on-Pay and Stockholder Engagement
Our stockholders have the chance to cast an annual advisory vote on the compensation of our NEOs, known as a “say-on-pay” proposal. At the 2025 Annual Meeting, approximately 98% of votes cast supported our say-on-pay proposal. This represented a significant increase from the level of support for the say-on-pay proposal in 2024 and a return toward our historical average support of approximately 96% over the five-year period from 2019 to 2023.
We believe this represents strong stockholder support for our executive compensation philosophy and program. In light of this outcome and investor feedback, the Compensation Committee did not implement significant changes to the program for 2025.
We are committed to ongoing engagement with our stockholders and other stakeholders on various corporate governance matters, including executive compensation. The Compensation Committee takes into account the feedback received during these discussions, along with the results of say-on-pay proposals, when reviewing our executive compensation program. For more information about our stockholder engagement initiatives in 2025, see “Corporate Governance—Stockholder Engagement” above.

2026 Proxy Statement	35

Compensation Discussion and Analysis

Executive Compensation Governance and Best Practices
Our executive compensation program incorporates widely recognized governance practices that we believe support pay-for-performance and long-term alignment:

What We Do	What We Do Not Do
Tie more than 85% of target CEO compensation to corporate performance and creation of long-term stockholder value	No short sales, hedging or pledging of our securities by any NEO
The Compensation Committee has discretion to adjust any performance-based equity award payouts for certain events to reflect original intent of the awards	No excise tax gross-ups in our Executive Severance Plan or for perquisites
Maintain robust stock ownership requirements, including stock retention provisions	No dividends or dividend equivalents on any equity awards other than RSUs
Dodd-Frank clawback policy plus a supplemental clawback policy that allows recovery of compensation in the event of certain acts of misconduct by NEOs and senior management	No guaranteed annual salary increases
Independent compensation consultant	No pension or supplemental executive retirement, health or insurance benefits
Annual compensation risk assessment	No significant perquisites
Maintain “double-trigger” provisions for all change in control benefits for the NEOs

What Guides Our Program
Compensation Philosophy and Strategy
The Compensation Committee, which is entirely comprised of independent directors, is solely responsible for determining our compensation philosophy and executive compensation program design.
Our compensation philosophy is to align our executive compensation program with the interests of our stockholders by basing our more fundamental compensation decisions on financial objectives that are designed to drive long-term stockholder value. A significant goal of our executive compensation program is to help us hire and retain talented and experienced executives who are motivated to achieve our short-term and long-term corporate goals. Our executive compensation program is intended to serve the following purposes:
•	To reward our executives for sustained financial and operating performance and strong leadership;
•	To align our executives’ interests with those of our stockholders, thereby ensuring a focus on long-term value creation;
•	To encourage our successful executives to remain with us for the long-term; and
•	To attract, retain, and motivate a pipeline of strong internal successor candidates for our leadership positions.
Our compensation philosophy is underpinned by our position as a growth company with the potential to have a significant impact on the home and alternate site infusion services industry. Achieving that potential is expected to result in value creation for our stockholders. Accordingly, management’s incentives, annual goals, and longer-term objectives set by the Compensation Committee and the Board reflect that growth orientation.

2026 Proxy Statement	36

Compensation Discussion and Analysis

Components of Compensation and Pay Mix
As noted in “—Executive Summary—2025 Compensation Program Design” above, our executive compensation program comprises three components: base salary, an annual cash incentive award, and LTI awards. Additional details regarding the 2025 base salaries, annual cash incentives and LTI awards paid or granted to our NEOs can be found in “—2025 NEO Compensation Decisions” below.
Base salary is a customary, fixed element of compensation intended to attract and retain executives. For each NEO, the Compensation Committee establishes a base salary that is market-competitive for their role.
Annual cash incentive awards are a performance-based, at-risk component of our NEOs’ compensation. Variable payouts are designed to motivate our NEOs to deliver strong annual financial results while also advancing their individual performance goals.
LTI awards emphasize long-term stockholder value creation and support the retention of a strong executive leadership team. This is accomplished through a mix of PSU and RSU awards.
PSU awards are at-risk and performance-based, as they only have value if the pre-established performance goals are met during the performance period. RSUs are viewed as at-risk, variable compensation because the value of the awards fluctuates based on changes in our underlying stock price.
The Compensation Committee intends to maintain a strong connection between compensation for our NEOs and our short-term and long-term financial performance. Accordingly, a significant portion of NEO compensation is 2025 is structured to be “at risk” and tied to company and individual performance as well as our stock price.

The level for each compensation component is based in part, but not exclusively, on market data, internal equity and consistency, experience and responsibilities, as well as other relevant considerations such as rewarding strong performance.
Process for Determining Executive Compensation
Role of the Compensation Committee
The Compensation Committee evaluates our executive compensation program in relation to our compensation philosophy and objectives and assesses whether modifications are deemed necessary in response to changes in our business or the industries in which we operate or compete for executive talent.
In determining NEO compensation, the Compensation Committee considers various factors, including:
•	Company performance compared to financial and other objectives;

2026 Proxy Statement	37

Compensation Discussion and Analysis

•	Compensation of officers with similar roles and responsibilities at comparable companies;
•	Individual performance;
•	Current and future responsibilities, including succession considerations;
•	Retention considerations; and
•	Awards given to the NEO in past years and the vesting status of those awards.
The Compensation Committee operates under a written charter adopted by the Board, which is available at investors.optioncarehealth.com/corporate-governance/governance-resources.
Role of the Chief Executive Officer and Senior Management
The Compensation Committee works with Mr. Rademacher, our President and Chief Executive Officer, along with our Chief Human Resources Officer and other senior leaders, to oversee our executive compensation program.
At the Compensation Committee’s request, Mr. Rademacher plays a key role with respect to the compensation of NEOs, other than himself, by providing recommendations on base salary adjustments and target annual cash incentive opportunities, and equity incentive awards under our LTI plans, as well as assessments of individual performance and contributions.
While Mr. Rademacher provides analysis and recommendations to the Compensation Committee, all compensation decisions for the NEOs other than Mr. Rademacher are made by the Compensation Committee, which consists solely of independent directors of the Board.
Decisions regarding Mr. Rademacher’s compensation are made solely by the independent members of the Board, which excludes Mr. Rademacher. Mr. Rademacher does not participate in, and is not present for, any Board or Compensation Committee discussions or votes concerning his compensation. The Compensation Committee provides its recommendation to the independent Board members.
Independent Compensation Consultant
The Compensation Committee has exclusive authority to engage external advisors, including compensation consultants, to support its review of current and proposed executive compensation programs. In selecting and overseeing any compensation consultant, the Committee evaluates the consultant’s independence in accordance with applicable SEC and Nasdaq requirements.
For 2025, the Compensation Committee engaged Pearl Meyer as its independent compensation consultant. As part of its engagement, Pearl Meyer reviewed our executive compensation peer group and conducted a competitive compensation analysis for our NEOs. Pearl Meyer also supported the committee in several areas, including developing compensation recommendations for our President and Chief Executive Officer and other NEOs, evaluating performance metrics under variable incentive plans, and performing a compensation risk assessment. In addition, Pearl Meyer provided the committee with presentations on emerging trends and regulatory developments in executive compensation.
At the Compensation Committee’s request, representatives of Pearl Meyer attend Compensation Committee meetings and participate in executive sessions without management present. Pearl Meyer reports directly to the Chair of the Compensation Committee and works with our management team only as directed by the Compensation Committee. During 2025, Pearl Meyer did not provide any additional advice or services to us or management. The Compensation Committee evaluated Pearl Meyer’s independence in accordance with SEC and Nasdaq rules and determined that Pearl Meyer’s work did not raise any conflict of interest.

2026 Proxy Statement	38

Compensation Discussion and Analysis

Compensation Peer Group
In consultation with Pearl Meyer, the Compensation Committee conducts an annual review of the compensation levels and practices of peer companies to evaluate the competitiveness of our pay levels and plan designs.
Each year, the Compensation Committee, together with its independent compensation consultant, also reviews the composition of our executive compensation peer group. For 2024, in connection with the benchmarking process for 2025 executive compensation, the Compensation Committee approved several changes:
•	Brookdale Senior Living Inc. was removed; and
•	Addus HomeCare Corporation, AdaptHealth Corporation, agilon health, inc., BrightSpring Health Services, Inc., Enhabit Inc., and Labcorp Holdings Inc. were added.
These modifications were made to include companies with market capitalizations and revenues within the committee’s specified parameters, maintain an appropriately sized peer group, better align sector and industry representation, help ensure consistency with our size and business characteristics, and incorporate key competitors.
For 2025 compensation decisions, the peer group consisted of:

Acadia Healthcare Company, Inc. (ACHC)	Enhabit Inc. (EHAB)
AdaptHealth Corp. (AHCO)	Encompass Health Corporation (EHC)
Addus HomeCare Corporation (ADUS)	The Ensign Group, Inc. (ENSG)
agilon health, inc. (AGL)	Labcorp Holdings Inc. (LH)
Amedisys, Inc. (AMED)	Owens & Minor, Inc. (OMI)
AMN Healthcare Services, Inc. (AMN)	Patterson Companies, Inc. (PDCO)
BrightSpring Health Services, Inc. (BTSG)	Quest Diagnostics Incorporated (DGX)
Chemed Corporation (CHE)	Select Medical Holdings Corporation (SEM)
DaVita Inc. (DVA)	Surgery Partners, Inc. (SGRY)

The Compensation Committee chose the companies in our peer group based on certain criteria, including market capitalization and revenue that are broadly similar to ours, ranging from 0.25x to 4.0x and 0.4x to 2.5x, respectively. The committee also considered companies that exhibit year-over-year consistency, particularly key competitors, and aimed to maintain a robust sample size within the peer group.
Our peer group does not include companies exclusively in the home and alternate site infusion industry because there are limited publicly-traded companies in our specific industry that match our size and complexity. However, the Compensation Committee works to identify companies that share important characteristics with us, such as being direct competitors in certain services, operating under a similar business model, or employing people with the unique skills required in our industry. The committee believes these companies are likely to have executive positions comparable to ours in complexity and scope of responsibility.
Establishing Performance Metrics and Setting Targets
When establishing performance metrics and targets, including the related threshold and maximum target levels, the Compensation Committee considers a number of factors, including:
•	Corporate strategy;
•	Macroeconomic and industry conditions;

2026 Proxy Statement	39

Compensation Discussion and Analysis

•	Annual budgets and long-term operating plans;
•	Performance history;
•	Input from its independent compensation consultant and management; and
•	The difficulty of reaching the targets considering the above factors.
The Compensation Committee established the performance metrics, weightings and targets for the MIP component of our 2025 executive compensation program in December 2024, and for the long-term PSUs issued under the EIP in February 2025. The Compensation Committee believes that the target performance levels set for 2025 remained rigorous and demanding. In particular, the 2025 financial targets represented year-over-year growth, which the Compensation Committee believes, based on feedback from its independent compensation consultant, were aligned with the growth and performance expectations of companies in our peer group.
Furthermore, the Compensation Committee seeks to set performance targets that measure our operating results and the success of our management team in achieving our annual operating plan and long-term growth plan. Therefore, the Compensation Committee believes the use of certain non-GAAP metrics, such as Adjusted EBITDA, to measure our financial performance is appropriate. This approach allows the committee to evaluate our performance without factoring in elements beyond management’s control, aligning pay with performance objectives commonly used by stockholders and other members of the financial community to assess our performance.
2025 NEO Compensation Decisions
Base Salary
The Compensation Committee sets annual base salaries at levels intended to attract, retain, motivate and reward a leadership team capable of sustaining long-term growth and value creation for our stockholders. In setting base salaries, the Compensation Committee generally considers compensation levels for similarly-situated executive officers in our compensation peer group and may position salaries within that range based on factors such as each NEOs expertise, performance, and scope of responsibilities. Base salaries are typically reviewed annually as part of the performance review process and may also be adjusted in connection with a promotion or other change in job responsibilities.
In 2025, Mr. Grashoff’s base salary was increased to bring his base salary closer to peer group median for similar roles and to reflect his increased tenure as Chief Growth Officer. In connection with Mr. Shapiro’s transition from Chief Financial Officer to a non-executive Strategic Advisor role on October 1, 2025, his base salary was reduced from $615,000 to $246,000 as of that date. All other NEO base salaries were unchanged from 2024.
The following table sets forth the 2024 and 2025 base salaries for each of the NEOs.

Name	2024 Base Salary	2025 Base Salary	Year-Over- Year Change
John C. Rademacher	$1,000,000	$1,000,000	—
Meenal A. Sethna	—	$655,000(1)	N/A
Luke Whitworth	$625,000	$625,000	—
Collin G. Smyser	$500,000	$500,000	—
Christopher L. Grashoff	$400,000	$410,000(2)	2.5%
Michael Shapiro	$615,000	$521,992(3)	(15.1)%

(1)	Ms. Sethna became our Chief Financial Officer on October 1, 2025. Her 2025 base salary reflects her annualized base salary as of the end of 2025.

2026 Proxy Statement	40

Compensation Discussion and Analysis

(2)	Mr. Grashoff’s base salary change for 2025 was effective March 23, 2025.
(3)	Represents base salary actually earned by Mr. Shapiro in 2025.
Annual Cash Incentive Program
Award Targets
Our NEOs are eligible to earn annual cash incentives under the MIP, a variable, performance-based program designed to reward achievement of our annual financial objectives. The MIP directly links short-term incentive payouts to our performance by tying awards to measurable, companywide financial results.
Each NEO’s target award opportunity is established as a percentage of base salary and is designed to reflect our compensation philosophy and align with median benchmark data provided by Pearl Meyer. For 2025, Mr. Rademacher, our President and Chief Executive Officer, had a target award opportunity equal to 150% of his base salary. Target award opportunities for the other NEOs ranged from 75% to 90% of base salary. The table below presents each NEO’s 2024 and 2025 MIP target opportunity.

Name	2024 MIP Target	2025 MIP Target	Year-Over- Year Change
John C. Rademacher	130%	150%	15.4%
Meenal A. Sethna	—(1)	90%	N/A
Luke Whitworth	90%	90%	—
Collin G. Smyser	75%	75%	—
Christopher L. Grashoff	90%	90%	—
Michael Shapiro	90%	90%	—

(1)	Ms. Sethna became our Chief Financial Officer on October 1, 2025.
Performance Metrics
For 2025, MIP awards for corporate-level management, including the NEOs, were determined based on company-wide financial performance and achievement of individual performance objectives. Payouts under the MIP were conditioned on meeting a minimum performance threshold (the “OPCH Funding Gate”) tied to a specific EBITDA measure (“Incentive EBITDA”). For this purpose, Incentive EBITDA was defined as net income adjusted to exclude net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, and restructuring, acquisition, integration, and bonus expenses. The Compensation Committee selected this metric because it reflects the level of earnings we should generate before funding annual cash incentive awards. If the OPCH Funding Gate was not achieved, no MIP payouts would have been made for 2025.
The Compensation Committee established an OPCH Funding Gate as measured by Incentive EBITDA of $444.15 million, and we achieved actual Incentive EBITDA of $471.30 million for 2025. As a result, the OPCH Funding Gate was achieved and the MIP payouts were determined based on achievement of the financial and individual performance goals described below.
50% of each NEO’s annual cash incentive award was subject to overall company results as measured by Adjusted EBITDA. For these purposes, we defined Adjusted EBITDA as net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, and restructuring, acquisition, integration and other expenses, which is consistent with how we report Adjusted EBITDA in our annual and quarterly financial results. Please refer to the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure in Appendix A of this Proxy Statement. This metric was selected because the Compensation Committee believes it reflects a commonly recognized measure of our overall performance and is a key driver of long-term stockholder value creation.

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Compensation Discussion and Analysis

In setting the Adjusted EBITDA performance goals for 2025, the Compensation Committee established a threshold of $444.15 million, a target of $465 million, and a maximum of $499.23 million. The committee believed these goals were appropriately calibrated to be challenging yet achievable and to reflect solid expected financial performance for the year, with the 2025 target representing an approximately 5% increase over actual 2024 results.
The Compensation Committee structured the payout curve for the 50% portion of the short-term incentive award tied to the Adjusted EBITDA metric so that achieving the threshold performance level would result in a payout equal to 50% of the target opportunity. If maximum performance was achieved, the payout would be capped at 200% of the target opportunity. No payout would be made if performance fell below the threshold level.
An additional 30% of each NEO’s 2025 annual cash incentive opportunity was tied to overall company revenue (together with Adjusted EBITDA, the “OPCH Performance Targets”). This revenue-based component could pay out from 0% of target up to a maximum of 200% of target.
For 2025, the Compensation Committee established a threshold revenue goal of $4,934 million, a target of $5,334 million, and a maximum of $6,054 million. The committee believes these goals were also set at levels intended to be challenging yet achievable and reflective of solid anticipated financial performance for the year, with the 2025 target representing an approximately 7% increase over actual 2024 results.
The remaining 20% of each NEO’s annual cash incentive payment was tied to the achievement by each NEO of their leadership and non-financial goals. This 20% component would pay out from 50% of target to a maximum of 200% of target for this component. Achievement of the individual performance component is determined based on the executive’s annual performance rating. The Compensation Committee believes that the inclusion of the individual performance metric is consistent with market practice and helps drive performance in the area where each individual is deemed to have the most influence and further aligns their interests with those of our stockholders.
Altogether, combining the 80% component related to the OPCH Performance Targets and the 20% component related to the achievement of individual performance goals, actual total payouts can be 0% to 200% of target payout opportunities depending on whether threshold performance is achieved.
Annual Cash Incentive Award Payouts
In February 2026, the Compensation Committee reviewed our 2025 financial results and our performance against the OPCH Performance Targets.
In 2025, we achieved Adjusted EBITDA of $471.3 million, which represented 6.2% year-over-year growth, and achieved revenue of $5,649.5 million, which represented 13.0% year-over-year growth.
Therefore, for the MIP components related to the OPCH Performance Targets accounting for 80% of the total MIP, our performance resulted in a formulaic payout percentage of 110% of target for the NEOs.

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Compensation Discussion and Analysis

As described above, 20% of each NEO’s (other than Ms. Sethna) annual cash incentive is tied to individual performance goals, which can pay out from 0% to 200% of target. Pursuant to her offer letter, Ms. Sethna was eligible to receive a pro-rated annual cash incentive for the fourth quarter of 2025, based on actual Company results.
These individual performance goals are defined early in the fiscal year and generally relate to achieving key financial and growth objectives, supporting strategic transactions, strengthening talent and leadership, and otherwise achieving specific goals of their team. The Compensation Committee believes that including individual performance goals, which are designed to be challenging but achievable, drives more rigor in our MIP program while also building accountability for non-financial objectives.
At the conclusion of 2025, the Compensation Committee and the independent members of the Board evaluated Mr. Rademacher’s performance against his individual performance goals. Mr. Rademacher also evaluated each of the other NEOs’ performance against their individual performance goals and made a recommendation to the Compensation Committee for its consideration. Certain of their key individual accomplishments are summarized below:

Mr. Rademacher:
•
Delivered strong execution against key financial objectives, including revenue, Adjusted EBITDA, cost of service and Adjusted EPS.
•
Reinforced a culture of clinical excellence, helping to achieve broad accreditation and compliance with quality standards.
•
Successfully managed a smooth leadership transition within the Chief Financial Officer role.

Mr. Whitworth:
•
Exceeded expectations in accelerating growth in acute therapy patient census while capitalizing on favorable industry dynamics.
•
Continued to enhance operational efficiency by advancing variable cost improvements and optimizing nurse productivity.

Mr. Smyser:
•
Led strategy and execution to expand our AIC footprint, strengthening local presence and expanding patient access.
•
Drove meaningful progress in shaping industry policy and advancing key federal legislation, reinforcing our leadership in advocacy and patient access expansion.
•
Provided strategic counsel to Board members and senior leadership on governance matters, contributing to effective oversight and alignment with long-term corporate objectives.

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Compensation Discussion and Analysis

Mr. Grashoff:
•
Advanced the restructuring and alignment of our commercial organization designed to enhance effectiveness and better position us for long-term growth.
•
Achieved partial progress on referral growth initiatives while laying groundwork for continued commercial expansion.

Mr. Shapiro:
•
Successfully delivered on many key financial performance metrics within his scope of responsibility.
•
Provided essential support to help ensure a seamless transition for the new Chief Financial Officer.

After considering these individual performances and recommendations, the Compensation Committee and the independent members of the Board approved the following actual MIP awards. The table below summarizes the payout for each NEO. Certain columns or rows may not precisely recalculate due to the presentation of rounded numbers.

	Eligible Payout Achieved
	John C. Rademacher	Meenal A. Sethna	Luke Whitworth	Collin G. Smyser	Christopher L. Grashoff	Michael Shapiro
Total Weighted Eligible Payout Achieved	111%	100%	119%	119%	90%	100%
MIP Target	$1,500,000	$148,586(1)	$562,500	$375,000	$367,003	$469,793
Actual MIP Award	$1,665,000	$148,735	$668,250	$445,500	$331,036	$469,793

(1)	Ms. Sethna was eligible for a pro-rated annual cash incentive award for her partial year of service based on our actual results.
Long-Term Equity Incentive Awards
Annual LTI awards are designed to create a strong link between NEO compensation and our long-term performance, promote an ownership culture, and align the interests of our NEOs with those of our stockholders. This component also aligns a substantial portion of our NEOs’ compensation with key financial incentives and focus executive leadership on achieving pre-determined company performance objectives that support the creation of long-term stockholder value.
In February 2025, the Compensation Committee granted LTI awards to our executive officers, including the NEOs. Consistent with 2024, the target LTI awards included PSUs constituting approximately 60% of the target opportunity and RSUs constituting approximately 40% of the target opportunity.
2025 Target Grant Values
For 2025 LTI awards, consistent with prior years, the Compensation Committee set the total target values for eligible NEOs based on, among other things, internal pay equity, peer group and market competitiveness, our company-wide performance, and the other criteria set forth in “—Process for Determining Executive Compensation” above.
The Compensation Committee determined these amounts in accordance with our stated compensation philosophy to remain competitive with the market for talent, to emphasize the focus on pay-for-performance and to align with stockholder interests. The increases described are intended to improve alignment with market benchmarks and reinforce our compensation philosophy of attracting, retaining, and motivating top talent while aligning executive compensation directly with stockholder interests.
Ms. Sethna joined us as Chief Financial Officer on October 1, 2025 and was not eligible to receive an annual LTI award for 2025. Ms. Sethna instead received a one-time new-hire RSU award as more fully described in “—Other Benefits—Sethna Offer Letter” below.

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Compensation Discussion and Analysis

Total target grant date values for the 2025 annual LTI awards to the NEOs were set as follows:

Name	2024 Annual Equity Grant	2025 Annual Equity Grant	Year-Over- Year Change
John C. Rademacher	$6,000,000	$6,500,000	8.3%
Luke Whitworth	$2,250,000	$2,500,000	11.1%
Collin G. Smyser	$1,050,000	$1,200,000	14.3%
Christopher L. Grashoff	$1,000,000	$1,075,000	7.5%
Michael Shapiro(1)	$3,000,000	$2,500,000	(16.7)%

(1)
Mr. Shapiro forfeited the unvested portions of his 2025 LTI awards in connection with his departure from employment in March 2026. See “—Other Benefits—Shapiro Transition Agreement” below for more information.

Performance Stock Units
In February 2025, each NEO received PSUs under the EIP. PSUs represent a substantial, at-risk component of our eligible NEOs’ compensation that is directly tied to our long-term financial performance. In 2025, these awards had the following characteristics:
•	The payout is based on our consolidated results over a three-year performance cycle, beginning on the first calendar day of the fiscal year in which the awards were granted.
•
Financial performance is measured (i) 75% on the achievement of Adjusted EPS over the three-year period and (ii) 25% on the combined three-year average revenue growth rate and Adjusted EBITDA growth rate over the performance period. Adjusted EPS was defined consistently with how we report Adjusted EPS in our annual and quarterly financial results.

•	The payout based on financial performance can range from 50% to 200% based on actual results.
•	Earned PSUs vest three years from the date of grant and are conditioned upon the recipients’ continued employment with us until the vesting date.
The Compensation Committee selected the financial metrics described above because these measures are expected to drive our financial performance and align award recipients’ interests with those of our stockholders. The specific targets applicable to each metric for the 2025-2027 performance period, as well as the related payout ranges, are based on internal forecasts and strategic goals that we do not publicly disclose. These targets are directly tied to our confidential business plan, including market expansion strategies, operational initiatives and underlying financial assumptions, the disclosure of which could give competitors an undue advantage by providing insights into our growth expectations and competitive positioning. To ensure that PSUs drive meaningful results, the Compensation Committee established target levels that are designed to be challenging but achievable with strong performance and the successful execution of our business plan.

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Compensation Discussion and Analysis

The target number of PSUs granted to an eligible NEO was determined by dividing 60% of the target equity grant value applicable to each NEO by the closing stock price at the date of grant. The grant date fair values of these awards are as follows:

Name(1)	Vesting Date	Target Grant Date Value(2)
John C. Rademacher	February 2028	$4,100,000
Luke Whitworth	February 2028	$1,500,000
Collin G. Smyser	February 2028	$720,000
Christopher L. Grashoff	February 2028	$645,000
Michael Shapiro(3)	February 2028	$1,500,000

(1)	Ms. Sethna did not receive an annual PSU award for 2025.
(2)	The grant date fair value for these PSUs is reported in the “Summary Compensation Table” below.
(3)	Mr. Shapiro forfeited his 2025 PSU award in connection with his departure from employment in March 2026. See “—Other Benefits—Shapiro Transition Agreement” below for more information.
Restricted Stock Units
In February 2025, each NEO also received RSUs under the EIP. These service-based awards are designed to align the interests of our NEOs with those of our stockholders by supporting the retention of the executive team over the longer term. In addition, these awards are variable and at-risk as the value of the RSUs depends on our stock price performance.
The number of RSUs granted to an NEO was determined by dividing 40% of the target equity grant value applicable to such individual by the closing stock price at the grant date. One-third of these RSUs vest on each of the first three anniversaries of the grant date, subject to continuous service through each vesting date. The grant date value for each of these awards is as follows:

Name(1)	Final Vesting Date	Grant Date Value
John C. Rademacher	February 2028	$2,400,000
Luke Whitworth	February 2028	$1,000,000
Collin G. Smyser	February 2028	$480,000
Christopher L. Grashoff	February 2028	$430,000
Michael Shapiro(2)	February 2028	$1,000,000

(1)	Ms. Sethna did not receive an annual RSU award for 2025 but did receive a new hire RSU grant which is described below in more detail.
(2)
Mr. Shapiro forfeited the unvested portions of his 2025 RSU award in connection with his departure from employment in March 2026. See “—Other Benefits—Shapiro Transition Agreement” below for more information.

Other Compensation Practices, Policies and Agreements
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines for our executive officers, including the NEOs, to help align the interests of those officers with those of our stockholders. The required ownership is equal to five times (5x) base salary for our President and Chief Executive Officer and three times (3x) base salary for our other NEOs.
There is no required time period within which such individual must attain the applicable stock ownership level under these guidelines. However, until the applicable ownership level is achieved, the executive officer must retain 75% of the net shares of our common stock granted to them. The shares counted toward this ownership requirement include

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Compensation Discussion and Analysis

shares owned outright, vested stock options and unvested RSUs, and the retention requirement applies to all prior and future grants. Shares underlying unvested PSUs do not count for purposes of this ownership requirement.
As of December 31, 2025, each of our NEOs was in compliance with the stock ownership guidelines or was making appropriate progress toward meeting the applicable ownership level within a reasonable period.
Executive Compensation Recovery Policies
We maintain the Required Executive Compensation Recovery Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, in the event of certain accounting restatements, the Board will recover certain erroneously-awarded incentive-based compensation provided to our current and certain of our former executive officers, which includes our NEOs. The Clawback Policy covers any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. The amount which would be recovered is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts. The Clawback Policy is designed to comply with Rule 10D-1 of the Exchange Act and related SEC rules as well as applicable Nasdaq listing standards.
We also maintain the Supplemental Compensation Recovery Policy (the “Supplemental Clawback Policy”), which covers each of our current or former employees holding a position of Senior Vice President or above and allows the Board to recover certain incentive-based compensation in the event of either certain accounting restatements or if such employee has committed an act constituting misconduct. “Misconduct” means conduct by an individual (a) resulting in either a violation of law or our policy that has caused or is reasonably likely to cause significant financial or reputational harm to us where the individual either committed the conduct or failed in the individual’s responsibility to manage or monitor the applicable conduct or risks giving rise to such conduct, or (b) violating any restricted covenant agreement with us. Similar to the Clawback Policy, the Supplemental Clawback Policy covers any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.
Practices Related to the Grant of Certain Equity Awards
Our policy for regular LTI awards for all eligible employees, including eligible NEOs, is to determine the target grant value and approve the awards at the Compensation Committee’s regularly scheduled meeting during the first quarter each year. The committee believes this timing allows for thoughtful consideration of the prior year’s financial performance and aligns with prevailing market practices. Both the committee and senior management monitor our equity grant practices to help ensure compliance with applicable regulations and adherence to sound governance standards. Regular annual equity awards are typically approved at the committee’s February meeting as part of the annual compensation review and after financial results for the preceding fiscal year are internally available. The committee may also make awards at other times during the year, as appropriate, including for new hires or promotions. Equity grants are not scheduled in anticipation of the release of material nonpublic information, nor is the timing of the release of material, non-public information influenced by planned grant dates. We did not grant any stock options in 2025.
Other Benefits
Benefits are an important part of retention and financial security for all employees, and each of the benefits described below is designed to provide a market-competitive executive compensation program. In addition to the below, the NEOs are eligible to participate in our health and welfare programs and other employee benefit programs on the same basis as our other employees.

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Compensation Discussion and Analysis

Executive Severance Plan
We maintain the Option Care Health Amended and Restated Executive Severance Plan (the “Executive Severance Plan”), which helps support our compensation objective of providing a market competitive compensation program that allows us to attract and retain key talent. The Executive Severance Plan provides severance benefits to certain of our key management personnel, including our President and Chief Executive Officer, our Chief Financial Officer, and such other employees designated for participation by the Compensation Committee (which includes each NEO other than Mr. Shapiro) in the event that their employment is terminated by us for any reason other than for cause, death or disability, or if they resign for good reason. The terms of the Executive Severance Plan were determined after considering the competitive market and input from Pearl Meyer. Please see “Executive Compensation Tables—Payments Upon Termination or Change of Control (as of December 31, 2025)” below for a description of the severance benefits provided under the Executive Severance Plan.
401(k) Plan
We maintain a 401(k) retirement savings plan (the “401(k) Plan”) under which all of our employees (including the NEOs) are eligible to participate. This plan includes a deferral feature under which a participant may elect to defer his or her compensation up to statutory limits. We currently match 100% of the participant contributions up to 4% of the participant’s annual eligible earnings. We believe that providing this vehicle for retirement savings and making matching contributions adds to the overall desirability of our executive compensation program and further incentivizes our NEOs in accordance with our compensation policies.
Deferred Compensation Plan
In 2023, we adopted the Deferred Compensation Plan, effective for deferrals beginning with compensation earned in 2024. The Deferred Compensation Plan is a non-qualified plan which is unfunded and unsecured. The Deferred Compensation Plan allows eligible participants, including each of the NEOs, to defer a portion of their eligible cash compensation, subject to the terms of the Deferred Compensation Plan. The Deferred Compensation Plan also allows us to make discretionary contributions to participant accounts that may be subject to one or more vesting schedules. Distributions of participant accounts will be made following a participant’s separation of service, death, unforeseeable emergency, or as of a future payment date specified by the participant. For additional information regarding the Deferred Compensation Plan and participation by the NEOs, see “Executive Compensation Tables—Non-qualified Deferred Compensation” below.
Sethna Offer Letter
On October 1, 2025, Ms. Sethna joined us as our Chief Financial Officer. Pursuant to an employment offer letter agreement approved by the Compensation Committee, in addition to the annual base salary, target annual cash incentive opportunity and target annual LTI compensation outlined above, in order to incentivize her to join the Company and in lieu of a separate LTI compensation award for 2025, Ms. Sethna received an RSU award with a grant date fair value of $1,500,000 that vests in full on the three-year anniversary of the commencement of her employment.
Shapiro Transition Agreement
Effective October 1, 2025, Mr. Shapiro ceased to serve as our Chief Financial Officer. He continued to provide advisory services to us as a non-executive employee through March 31, 2026.
In connection with his transition, the Compensation Committee approved a Transition Agreement and Release with Mr. Shapiro (the “Shapiro Transition Agreement”) on August 19, 2025. Pursuant to the Shapiro Transition Agreement, Mr. Shapiro’s base salary was reduced from $615,000 to $246,000 as of October 1, 2025, the date of his transition to

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Compensation Discussion and Analysis

his new role. He remained eligible for payment of his 2025 annual cash incentive award based on his base salary actually earned during the year. He also continued to vest in his outstanding equity awards and was eligible to participate in our welfare and retirement benefit plans, through March 31, 2026, at which time his employment concluded.
These benefits were conditioned upon Mr. Shapiro’s continued employment during the applicable period and compliance with the Shapiro Transition Agreement, including his execution and non-revocation of a release of claims in favor of Option Care Health as set forth in the Shapiro Transition Agreement. Mr. Shapiro forfeited all unvested equity awards on the last day of his employment.
Employment Agreements
We are party to an employment agreement with Mr. Rademacher. This employment agreement was entered into prior to the consummation of the BioScrip Merger in 2019 and was believed at the time to be reasonably necessary to secure his continued employment. The employment agreement with Mr. Rademacher set forth his annual base salary at the time the employment agreement was entered into and provided that his base salary could be increased, but not decreased, from that salary. The employment agreement also provides that he is entitled to an annual cash bonus opportunity equal to 100% of his base salary. The employment agreement also includes confidentiality, non-solicitation and non-compete covenants.
In February 2024, Mr. Rademacher entered into a letter agreement with us to terminate the severance benefits provisions of his employment agreement (all other provisions of the employment agreement are still in effect). Mr. Rademacher is now eligible for benefits pursuant to the terms of the Executive Severance Plan, as described above.
A similar employment agreement with Mr. Shapiro, as amended, was terminated in connection with his transition into a non-executive senior advisor role on October 1, 2025.
We do not maintain employment agreements with any of our other NEOs and do not expect to enter into employment agreements with our executive officers in the future; however, we customarily enter into offer letters setting forth the initial terms of hire for executive officers, but which have no further ongoing contractual obligations for us.
Tax Matters
We do not provide excess tax payments, reimbursements, or gross-ups to any of our NEOs.
Compensation Risk Oversight
We monitor the risks associated with our compensation programs and individual executive compensation decisions on an ongoing basis. The Compensation Committee, upon the recommendation of Pearl Meyer, concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.
In their 2025 annual compensation risk assessment, Pearl Meyer evaluated a number of strategies we use to help mitigate compensation risk, including the selection of metrics used to determine payouts under the incentive plans, whether or not the metrics used to determine payouts under the incentive plans were balanced, the validation of achievement under such metrics, the performance period for each plan, the caps on incentive payouts, and the mix of fixed and variable compensation.
The Compensation Committee believes that there are several additional features in our compensation programs and policies that mitigate excessive risk-taking. For instance, the Compensation Committee has discretion to adjust incentive payments, if needed. Our senior management is subject to the Clawback Policy and Supplemental Clawback

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Compensation Discussion and Analysis

Policy and stock ownership and retention policies, and we retain discretion to recover incentive awards in the event of certain misconduct. Our general risk management controls also serve to mitigate the risk of our decision makers from taking excessive risk to earn the incentives provided under our compensation programs.

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Compensation
Committee Report

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, this section entitled “Compensation Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Option Care Health’s Annual Report on Form 10-K for the year ended December 31, 2025.
Respectfully submitted,

Compensation Committee

Norman L. Wright, Chair
Eric K. Brandt
David W. Golding
Timothy P. Sullivan

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Executive Compensation
Tables

Summary Compensation Table
The following table, footnotes, and related narrative disclosure show information regarding the compensation of each of our NEOs for 2025, 2024 and 2023.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total Compensation ($)
John C. Rademacher President and Chief Executive Officer	2025	1,000,000	—	6,500,050	—	1,665,000	101,280	9,266,330
	2024	1,000,000	—	6,000,000	—	1,209,000	13,800	8,222,800
	2023	1,000,000	—	7,875,000	5,125,000	2,600,000	13,200	16,613,200
Meenal A. Sethna Chief Financial Officer	2025	165,096	—	1,500,025	—	148,735	—	1,813,856
Luke Whitworth Chief Operating Officer	2025	625,000	—	2,500,059	—	668,250	15,033	3,808,342
	2024	607,992	—	2,250,000	—	547,193	13,800	3,418,984
	2023	542,446	—	1,356,250	643,750	965,250	13,200	3,520,896
Collin G. Smyser General Counsel and Corporate Secretary	2025	500,000	—	1,200,049	—	445,500	31,820	2,177,369
	2024	488,661	—	1,050,000	—	357,334	13,800	1,908,996
	2023	448,077	100,000	868,750	456,250	675,000	—	2,548,077
Christopher L. Grashoff Chief Growth Officer	2025	407,781(5)	—	1,075,001	—	331,036	45,849	1,859,667
	2024	400,000	—	1,000,000	—	320,400	13,800	1,735,120
Michael Shapiro(6) Former Chief Financial Officer	2025	521,992	—	2,500,059	—	469,793	14,000	3,505,843
	2024	611,598	—	3,000,000	—	489,890	13,800	4,115,289
	2023	599,306	125,000	3,750,000	2,750,000	1,080,000	13,200	8,317,506

(1)
Amounts reflect base salary earned in the year, including any amounts voluntarily deferred under the 401(k) Plan and the Deferred Compensation Plan. Ms. Sethna’s base salary is $655,000. The amount reported reflects the pro-rated amount Ms. Sethna received for 2025, based on her October 1, 2025 start date.

(2)
Amounts reflect the aggregate grant date fair value of stock awards and stock option awards, as applicable, granted in the year computed in accordance with ASC 718 which, in the case of PSUs, is calculated based on the probable outcome of the applicable performance conditions on the grant date. The grant date fair value of PSUs differs from the target values described in “Compensation Discussion and Analysis—Performance Stock Units” above, which are calculated by multiplying the target number of PSUs by the closing stock price at the date of grant. Assuming the highest level of performance is achieved for the 2025 PSU awards, the maximum value of these awards at the grant date would be as follows: Mr. Rademacher: $8,200,000; Mr. Whitworth: $3,000,000; Mr. Smyser: $1,440,000; Mr. Grashoff: $1,290,000 and Mr. Shapiro: $3,000,000. Ms. Sethna did not receive a PSU award for 2025, and Mr. Shapiro forfeited his 2025 PSU award in connection with his termination of employment on March 31, 2026. A discussion of the assumptions used in computing the grant date fair values may be found in Note 15 – Stock-Based Incentive Compensation found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the 2025 Annual Report.

(3)
Amounts reflect payments under the MIP for performance in 2025, 2024 and 2023. See “Compensation Discussion and Analysis—2025 NEO Compensation—Annual Cash Incentive Program” above for details on 2025 payments to the NEOs under the MIP.

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Executive Compensation

(4)
Amounts consist solely of our matching contributions to the 401(k) Plan and the Deferred Compensation Plan, which were consistent with the benefits available to our similarly-situated employees. There were no other reportable perquisites, personal benefits, tax reimbursements or gross-ups paid to any NEO in 2025.

(5)	Amount reflects base salary earned in 2025, including a salary increase from $400,000 to $410,000 effective March 23, 2025.
(6)
Mr. Shapiro ceased serving as our Chief Financial Officer on October 1, 2025 and served as a non-executive Strategic Advisor through March 31, 2026. In connection with Mr. Shapiro’s transition from Chief Financial Officer to a non-executive role, his base salary was reduced from $615,000 to $246,000 as of that date.

2025 Grants of Plan-Based Awards
The following table shows information regarding the incentive awards granted to our NEOs in 2025. Annual cash incentive awards are made pursuant to the MIP and equity awards are made pursuant to the EIP. To receive a payout under the PSUs and RSUs, a participant must remain actively employed by us through the end of the relevant performance period or vesting date (except in the case of a qualifying termination of employment, as described in “—Payments Upon Termination or Change of Control (as of December 31, 2025)” below). No dividends, if any were to be declared and paid, would accrue on any of the PSUs or RSUs prior to payout or vesting, as applicable.

Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C. Rademacher	MIP		750,000	1,500,000	3,000,000
	PSU	2/24/2025				63,903	127,806	255,612		4,100,016
	RSU	2/24/2025							74,814	2,400,033
Meenal A. Sethna	MIP		74,293	148,586	297,173
	RSU	10/1/2025							55,067	1,500,025
Luke Whitworth	MIP		281,250	562,500	1,125,000
	PSU	2/24/2025				23,380	46,759	93,518		1,500,029
	RSU	2/24/2025							31,173	1,000,030
Collin G. Smyser	MIP		187,500	375,000	750,000
	PSU	2/24/2025				11,222	22,444	44,888		720,004
	RSU	2/24/2025							14,964	480,045
Christopher L. Grashoff	MIP		183,501	367,003	734,005
	PSU	2/24/2025				10,053	20,106	40,212		645,000
	RSU	2/24/2025							13,404	430,000
Michael Shapiro(6)	MIP		234,897	469,793	939,586
	PSU	2/24/2025				23,380	46,759	93,518		1,500,029
	RSU	2/24/2025							31,173	1,000,030

(1)	“MIP” refers to annual cash incentive awards made pursuant to the MIP.
(2)
These columns represent the range of possible annual cash incentive awards under the MIP. Actual awards are dependent on actual results measured against pre-established performance goals, as described in “Compensation Discussion and Analysis—2025 NEO Compensation—Annual Cash Incentive Program” above. Payouts range from 50% to 200% of target. The actual amounts paid to NEOs under the MIP for 2025 are included in the “Non-Equity Incentive Plan Compensation” column of the “2025 Summary Compensation Table” above.

(3)
These columns show the range of payouts for the PSUs. These PSUs are scheduled to vest in February 2028, with payouts ranging from 0% to 200% of target based on performance over a three-year performance period ended December 31, 2027. The grant date fair value of the PSUs is based on the probable payout outcome at the time of grant.

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(4)	This column shows the number of shares underlying the RSUs. One-quarter of these RSUs are scheduled to vest on each anniversary of the grant date.
(5)
A discussion of the assumptions used in computing the grant date fair values may be found in Note 15 – Stock-Based Incentive Compensation found in Part II, Item 8, “Financial Statements and Supplementary Data” in the Notes to Consolidated Financial Statements in the 2025 Annual Report.

(6)
Mr. Shapiro ceased serving as our Chief Financial Officer on September 30, 2025. He served as a non-executive Strategic Advisor through March 31, 2026 pursuant to the Shapiro Transition Agreement as described in “Compensation Discussion and Analysis—Other Compensation Practices, Policies and Guidelines—Shapiro Transition Agreement” above. He received an annual bonus at target level based on base salary paid during 2025, and he forfeited any unvested equity awards; therefore, he forfeited all PSUs granted to him in 2025, and 66% of all RSUs granted in 2025, in addition to all prior year equity grants (or portions thereof) which had not yet vested as of his last date of employment.

Outstanding Equity Awards as of December 31, 2025
The following table shows information regarding the outstanding equity awards held by each of our NEOs as of December 31, 2025.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John C. Rademacher	103,184	—	18.97	02/23/2031	—	—	—	—
	90,918	—	26.91	10/26/2031	—	—	—	—
	64,569(3)	21,523(3)	23.65	02/21/2032	—	—	—	—
	—	238,596(4)	28.86	02/22/2033	—	—	—	—
	43,744(5)	43,744(5)	28.86	02/22/2033	—	—	—	—
	—	—	—	—	11,087(6)	353,232	—	—
	—	—	—	—	23,822(7)	758,969	—	—
	—	—	—	—	129,940(8)	4,139,888	—	—
	—	—	—	—	47,830(9)	1,523,864	—	—
	—	—	—	—	74,814(10)	2,383,574	157,830(11)	5,028,464
	—	—	—	—	—	—	107,624(12)	3,428,901
	—	—	—	—	—	—	127,806(13)	4,071,899
	—	—	—	—	—	—	—	—
Meenal A. Sethna	—	—	—	—	55,067(14)	1,754,435	—	—

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	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Luke Whitworth	36,092	—	13.34	03/09/2030	—	—	—	—
	12,900	—	18.97	02/23/2031	—	—	—	—
	24,679	—	25.75	10/21/2031	—	—	—	—
	6,078(15)	2,026(15)	23.96	02/17/2032	—	—	—	—
	11,334(5)	11,334(4)	28.86	02/22/2033	—	—	—	—
	—	18,293(5)	28.86	02/22/2033	—	—	—	—
	—	—	—	—	1,044(16)	33,262	—	—
	—	—	—	—	6,174(7)	196,704	—	—
	—	—	—	—	9,962(8)	317,389	—	—
	—	—	—	—	17,937(9)	571,473	—	—
	—	—	—	—	31,173(10)	993,172	40,893(11)	1,302,851
	—	—	—	—	—	—	40,359(12)	1,285,838
	—	—	—	—	—	—	46,759(13)	1,489,742
	—	—	—	—	—	—	—	—
Collin G. Smyser	4,578(17)	1,526(17)	28.89	05/19/2032	—	—	—	—
	6,562(5)	6,562(5)	28.86	02/22/2033	—	—	—	—
	—	15,907(4)	28.86	02/22/3033	—	—	—	—
	—	—	—	—	812(18)	25,870	—	—
	—	—	—	—	3,574(7)	113,868	—	—
	—	—	—	—	8,663(8)	276,003	—	—
	—	—	—	—	8,372(9)	266,732	—	—
	—	—	—	—	14,964(10)	476,753	23,676(11)	754,317
	—	—	—	—	—	—	18,835(12)	600,083
	—	—	—	—	—	—	22,444(13)	715,066
	—	—	—	—	—	—	—	—

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	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christoper L. Grashoff	4,904	—	18.97	02/23/2031	—	—	—
	8,974	—	25.75	10/21/2031	—	—	—	—
	3,039(15)	1,013(15)	23.96	02/17/2032	—	—	—	—
	3,978(5)	3,978(5)	28.86	02/22/2033	—	—	—	—
	—	—	—	—	522(16)	16,631	—	—
	—	—	—	—	2,166(7)	69,009	—	—
	—	—	—	—	7,974(9)	254,052	—	—
	—	—	—	—	13,404(10)	427,051	—	—
	—	—	—	—	—	—	17,938(12)	571,505
	—	—	—	—	—	—	20,106(13)	640,577
Michael Shapiro(19)	7,739	—	18.97	06/30/2026	—	—	—	—
	49,357	—	25.75	06/30/2026	—	—	—	—
	21,270(15)	—	23.96	06/30/2026	—	—	—	—
	15,908(5)	7,090(15)	28.86	06/30/2026	—	—	—	—
	—	15,908(4)	28.86	06/30/2026	—	—	—	—
	—	143,156(5)	—	—	3,652(16)	116,353	—	—
	—	—	—	—	8,664(7)	276,035	—	—
	—	—	—	—	77,963(9)	2,483,901	—	—
	—	—	—	—	23,916(10)	761,964	—	—
	—	—	—	—	31,173(11)	993,172	57,394(11)	1,828,573
	—	—	—	—	—	—	53,812(12)	1,714,450
	—	—	—	—	—	—	46,759(13)	1,489,742
	—	—	—	—	—	—	—	—

(1)
Unless otherwise specified, our non-qualified stock option awards vest over a four-year period and, in certain instances, may fully vest upon a change in control of Option Care Health. These awards are typically exercisable within ten years after the date of grant, subject to earlier termination in certain circumstances.

(2)
The value of the unvested RSUs is based on our closing stock price as of December 31, 2025 (the last trading day of 2025) of $31.86. Unless otherwise specified, outstanding RSUs vest in four equal annual installments on each of the first four annual anniversaries of the grant date, subject to continued service with us.

(3)	Represents non-qualified stock options granted under the EIP that vested 25% on February 21, 2023, 25% on February 21, 2024, 25% on February 21, 2025, and 25% on February 21, 2026.
(4)	Represents non-qualified stock options granted under the EIP that cliff vested 100% on February 22, 2026.
(5)
Represents non-qualified stock options granted under the EIP that vested 25% on February 22, 2024, 25% on February 22, 2025, 25% on February 22, 2026, and which are scheduled to vest 25% on February 22, 2027.

(6)	Represents RSUs granted under the EIP that vested on February 21, 2026.
(7)	Represents RSUs granted under the EIP that vested 50% on February 22, 2026, and will vest 50% on February 22, 2027.
(8)	Represents RSUs granted under the EIP that vested 100% on February 22, 2026.

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(9)	Represents RSUs granted under the EIP that vested 50% on February 20, 2026, and 34% on February 20, 2027.
(10)	Represents RSUs granted under the EIP scheduled to vest 33% on February 24, 2026, and which are scheduled to vest 33% on February 24, 2027, and 34% on February 24, 2028.
(11)	Represents PSUs that were earned as to 166% of the target shares and vested on February 22, 2026.
(12)	Represents PSUs granted under the EIP that are scheduled to vest on February 20, 2027, disclosed at target level.
(13)	Represents PSUs granted under the EIP that are scheduled to vest on February 24, 2028, disclosed at target level.
(14)	Represents RSUs granted under the EIP that are scheduled to vest on October 1, 2028.
(15)	Represents non-qualified stock options granted under the EIP that vested 25% on February 17, 2023, 25% on February 17, 2024, 25% on February 17, 2025, and 25% on February 17, 2026.
(16)	Represents RSUs granted under the EIP that vested on February 17, 2026.
(17)	Represents non-qualified stock options granted under the EIP that vested 25% on May 19, 2023, 25% on May 19, 2024, 25% on May 19, 2025, and which are scheduled to vest 25% on May 19, 2026.
(18)	Represents RSUs granted under the EIP that are scheduled to vest on May 19, 2026.
(19)
In connection with Mr. Shapiro’s termination of employment on March 31, 2026, his equity awards that remain unvested at that time will be forfeited and his vested stock options will expire on June 30, 2026.

Stock Vested during 2025
The following table shows information regarding the vesting of stock awards previously granted to our NEOs during 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John C. Rademacher	237,478	7,608,625
Luke Whitworth	31,445	1,000,159
Collin G. Smyser	30,153	992,885
Christopher L. Grashoff	6,218	200,249
Michael Shapiro	82,331	2,605,731

(1)	The value equals our stock price on the vesting date multiplied by the number of shares acquired on vesting.
Non-Qualified Deferred Compensation
Our NEOs are eligible to participate in the Deferred Compensation Plan. Deferred Compensation Plan participants may elect to defer up to 75% of their annual base salary and up to 100% of their eligible cash bonus by timely completing a deferral election form. Amounts deferred under the Deferred Compensation Plan, as adjusted for applicable earnings gains and losses and fees, are credited to an account in the participant’s name and are fully vested at all times. We may, in our discretion, make matching contributions under the Deferred Compensation Plan. For 2025, following the achievement of our financial objectives, the Compensation Committee approved a discretionary match equal to 4% of eligible deferred compensation for participating executives. Participants may select at any time from a diversified menu of investment options, which align with the investment options available under our qualified 401(k) Plan, and the value of their Deferred Compensation Plan account balance may increase or decrease based on the performance of their selected investment options. In 2025, annual returns on the investment options available for the Deferred Compensation Plan generally ranged from 4.2% to 32.2%.
Deferred Compensation Plan participants may elect to receive distributions of their deferred amounts upon separation from service, death or another payment date. Distributions will be made in a lump sum payment unless the Participant elects to receive their account balance in a designated number of annual installments not to exceed fifteen (15)

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installment payments. A Deferred Compensation Plan participant may also request to receive a hardship distribution on account of an eligible unforeseeable emergency. If a Deferred Compensation Plan participant dies before receiving a complete distribution of their account, the remaining account will be paid to their beneficiaries in a lump sum by December 31 of the year following the participant’s death.
The following table shows information regarding the participation of our NEOs in the Deferred Compensation Plan as of December 31, 2025.

Name(1)	Executive Contributions ($)(2)	Company Contributions ($)(3)	Aggregate Earnings ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2025 ($)(4)
John C. Rademacher	89,100	71,280	21,224.35	—	130,034.35
Christopher L. Grashoff	36,917	29,534	14,202.39	—	100,150.35
Collin G. Smyser	44,550	17,820	124,162.33	—	632,654.72

(1)
Messrs. Shapiro and Whitworth did not participate in the Deferred Compensation Plan. Ms. Sethna was not eligible to participate in the Deferred Compensation Plan because her hire date occurred after the open enrollment period.

(2)
Amounts reported in this column that are reported in the “Summary Compensation Table” for 2025 are: Messrs. Rademacher, Grashoff, and Smyser contributed non-equity incentive compensation totaling $89,100, $16,552, and $44,550, respectively. Mr. Grashoff contributed $20,365 of his salary. These amounts are not reflected in the Aggregate Balance as of December 31, 2025, as results were not finalized and paid out until March 13, 2026 in accordance with the Company’s Management Incentive Plan.

(3)	Amounts in this column are also included in the “All Other Compensation” column of the “Summary Compensation Table.”
(4)
The aggregate balance includes amounts previously reported in the “Summary Compensation Table” in the previous years when earned if the NEO’s compensation was required to be disclosed in a previous year.

Payments Upon Termination or Change of Control (as of December 31, 2025)
Executive Severance Plan
During 2025, we maintained the Executive Severance Plan for certain eligible executives. As of December 31, 2025, each of the NEOs other than Mr. Shapiro were eligible to participate in the Executive Severance Plan.
Under the terms of the Executive Severance Plan, upon a participant’s termination of employment by us for any reason other than for Cause, death or Disability (each as defined in the Executive Severance Plan), or by the participant for Good Reason (as defined in the Executive Severance Plan, and each such termination, a “Qualified Termination”) which is not in connection with a Change in Control (as defined in the Executive Severance Plan), each NEO would be eligible to receive the following severance benefits: (i) a cash severance payment equal to the participant’s base salary multiplied by his or her applicable Severance Multiple (as defined below); (ii) continuation of medical, dental and vision coverage for the duration of the applicable Severance Period (as defined below); (iii) a prorated payout of the participant’s annual bonus for the year in which the Qualified Termination occurs, based on actual performance; (iv) any earned but unpaid annual bonus from prior years; and (v) accelerated vesting of (A) the portions of such participant’s outstanding stock option and service-based RSU awards that would have vested had the participant remained employed with us through the next scheduled vesting date for each such award, and (B) a prorated portion of such participant’s outstanding performance-based equity awards, based on the target performance level. The applicable Severance Multiples for a Qualified Termination not in connection with a Change in Control are: 2.00 for our Chief Executive Officer; 1.50 for our Chief Financial Officer; and 1.25 for the other executive officers eligible to participate in the Executive Severance Plan, including the other NEOs. The applicable Severance Period for a Qualified Termination (occurring either outside of or during the CIC Protection Period (as defined below)) are: 18 months for our Chief Executive Officer; 15 months for our Chief Financial Officer; and 12 months for the other executive officers eligible to participate in the Executive Severance Plan, including the other NEOs.

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In the event that a Qualified Termination occurs in connection with a Change in Control during the 24-month period following a Change in Control ( the “CIC Protection Period”), the participant would be eligible to receive the following severance benefits: (i) a cash severance payment equal to the participant’s base salary multiplied by his or her applicable Severance Multiple; (ii) a payment for a prorated portion of his or her target annual bonus for the year in which the date of termination occurs; (iii) any earned but unpaid annual bonus from prior years; and (iv) (A) accelerated exercisability and vesting of the participant’s outstanding stock option and time-based RSU awards and (B) accelerated vesting of performance-based equity awards, based on the greater of target and actual performance level. The applicable Severance Multiples for a Qualified Termination during the CIC Protection Period are: 3.00 for our Chief Executive Officer; 2.50 for our Chief Financial Officer; and 2.25 for the other executive officers identified in the Executive Severance Plan, including the other NEOs.
The severance payments and benefits described above are subject to the participant’s execution and non-revocation of a general release of claims in favor of us and compliance with certain restrictive covenants related to confidentiality, return of property, non-competition and non-disparagement.
Employment Agreements
None of our NEOs are party to any employment agreements which provide severance.
EIP
The EIP generally provides for “double trigger” acceleration in connection with a change in control (as defined in the EIP). Accordingly, the vesting of awards will not accelerate if such awards are assumed or replaced with an equivalent award by the resulting entity. However, if the participant incurs a qualifying termination (as specified in the applicable award agreement) within 12 months following a change in control, the vesting of the award will fully accelerate.
With respect to awards that are not assumed or replaced by the resulting entity, unless otherwise determined by the Compensation Committee at the time of grant, upon the occurrence of a change in control of Option Care Health, all awards will become fully vested and exercisable.
Equity Award Agreements
Our RSU award agreements generally provide that if, within 12 months of a change in control, an NEO’s employment is involuntarily terminated without cause, any outstanding RSU award will immediately vest and be settled.
Our PSU award agreements generally provide that in the event of a change in control occurring during the applicable performance period, the target number of PSUs will be deemed earned, and vest and settled in connection with the change in control.
Prior to 2024, we also granted stock options. These stock option awards generally provide that in the case of double-trigger vesting acceleration as described above, the options will remain exercisable for a period of 12 months. Upon termination due to death or disability, vested options will remain exercisable for twelve months. Upon termination for any other reason, the vested and exercisable portion of any option will remain exercisable for 90 days after the date of termination.
In addition, equity award agreements with certain qualifying senior executives, which includes our NEOs, generally provide for certain vesting upon reaching “retirement” with Option Care Health. If an NEO’s employment is terminated due to retirement, then (i) a pro-rata portion of any earned PSUs (based on the number of days employed during the performance period) based on actual performance will continue to vest and be settled in accordance with the award agreement and (ii) any options and RSUs will remain outstanding and continue to vest in accordance with the vesting schedule set forth in the applicable award agreement. “Retirement” means that the NEO voluntarily resigns employment and has (i) reached age 58, (ii) provided 10 years of continuous employment with us, (iii) provided at least six months advance written notice of intent to retire, (iv) has been continuously employed by us for at least 12 months

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following the date of grant, (v) complies with post-employment covenants, and (vi) signs a release. This benefit does not apply to equity awards made prior to 2023, and none of our NEOs have currently met the applicable age and tenure requirements for eligibility to receive this benefit. The Compensation Committee, in consultation with Pearl Meyer, believes this benefit is generally aligned with the practice of several companies in our compensation peer group and also potentially creates a valuable performance and retention incentive for participating executives.
Potential Payments upon Termination or Change in Control
The following table discloses the potential payments and benefits, other than those available generally on a nondiscriminatory basis to all U.S. salaried employees, provided upon a change of control or termination of employment for each of the NEOs, calculated as if the change of control or termination of employment had occurred on December 31, 2025:

Name	Severance ($)(1)	Accelerated Vesting of Equity ($)(2)	Total ($)
John C. Rademacher
Termination without cause	3,546,061	16,058,994	19,605,055
Termination due to death or disability	5,000,000	16,058,994	21,058,994
Termination without cause or resignation for “good reason” within two years following a change in control	6,046,061	22,712,514	28,758,576
Meenal A. Sethna
Termination without cause	411,277	1,754,435	2,165,712
Termination due to death or disability	808,970	1,754,435	2,563,404
Termination without cause or resignation for “good reason” within two years following a change in control	724,959	1,754,435	2,479,394
Luke Whitworth
Termination without cause	1,374,457	3,810,387	5,184,844
Termination due to death or disability	2,843,750	3,810,387	6,654,137
Termination without cause or resignation for “good reason” within two years following a change in control	2,561,957	6,295,316	8,857,274
Collin G. Smyser
Termination without cause	1,010,081	2,105,915	3,115,996
Termination due to death or disability	2,250,000	2,105,915	4,355,915
Termination without cause or resignation for “good reason” within two years following a change in control	1,885,081	3,300,632	5,185,713
Christopher L. Grashoff
Termination without cause	909,162	929,010	1,838,172
Termination due to death or disability	1,896,181	929,010	2,825,191
Termination without cause or resignation for “good reason” within two years following a change in control	1,683,945	1,998,761	3,682,707

(1)	As of December 31, 2025, all NEOs other than Mr. Shapiro were entitled to severance under the Executive Severance Plan.
(2)
Represents the value of accelerated vesting of option, PSU and RSU awards. Please see “—Payments Upon Termination or Change of Control (as of December 31, 2025)” above for information regarding vesting upon a change in control of Option Care Health and upon employment termination.

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Additional Compensation Matters

CEO Pay Ratio
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our President and Chief Executive Officer, John C. Rademacher, to the annual total compensation of our median employee. The 2025 annual total compensation of Mr. Rademacher is $9,266,330, the 2025 annual total compensation of our median employee is $55,342, and the ratio of these amounts is 167 to 1.
We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our information systems and the methodology described below. Because SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a wide variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and types of workforces and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
For 2025, we used the same median employee that was identified in 2023 since there has been no change in our employee population or employee compensation that we reasonably believe would result in a significant change in the pay ratio disclosure. We identified the median employee for 2023 as of December 31, 2023, taking into account all of our full-time, part-time, and per diem hourly employees, excluding Mr. Rademacher. We utilized actual earned wages reported for tax purposes for 2023 as the consistently applied compensation measure as of December 31, 2023 to identify the median employee. We calculated the total compensation of this median employee for 2023 using the same methodology that was used for our NEOs as set forth in “Summary Compensation Table” above.

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Pay-Versus-Performance
This disclosure has been prepared in accordance with the SEC’s pay-versus-performance rules in Item 402(v) of Regulation S-K under the Exchange Act and does not necessarily reflect the value of compensation actually realized by the NEOs or how the Compensation Committee evaluates compensation decisions. For a discussion of how the Compensation Committee seeks to align pay with performance when making compensation decisions, please review the “Compensation Discussion and Analysis” section above.
The following table shows the information for the past five fiscal years of (i) the “Summary Compensation Table” (“SCT”) total compensation for our principal executive officer (“PEO”) and, on an average basis, our non-PEO NEOs; (ii) the “compensation actually paid” to our PEO and, on an average basis, our non-PEO NEOs (in each case, as determined in accordance with SEC rules); (iii) our total stockholder return; (iv) our peer group total stockholder return; (v) our net income; and (vi) our Adjusted EBITDA.
Pay-Versus-Performance Table

Year	SCT Total for PEO ($)(1)(2)	Compensation Actually Paid to PEO ($)(1)(2)(3)	Average SCT Total for Non-PEO NEOs ($)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($M)	Adjusted EBITDA ($M)(6)
					Company Total Shareholder Return ($)(4)	Peer Group ($)(4)(5)
2025	9,266,330	21,639,897	2,633,015	4,913,749	203.71	109.97	207.6	471.3
2024	8,222,800	(1,867,673)	2,794,597	831,097	148.34	92.81	211.8	443.8
2023	16,613,200	22,231,884	3,647,608	4,661,216	215.41	91.50	267.1	425.2
2022	6,754,639	10,072,293	1,943,041	286,518	192.39	87.48	150.6	342.9
2021	8,418,659	13,139,273	3,292,294	4,992,770	181.84	109.45	139.9	289.8

(1)	The PEO and other NEOs for the applicable years were as follows:
•	2025: Mr. Rademacher (PEO); Ms. Sethna, Mr. Whitworth, Mr. Smyser, Mr. Grashoff, Mr. Shapiro (other NEOs)
•	2024: Mr. Rademacher (PEO); Mr. Shapiro, Mr. Whitworth, Mr. Smyser, Mr. Grashoff (other NEOs)
•	2023: Mr. Rademacher (PEO); Mr. Shapiro, Mr. Whitworth, Mr. Smyser, Mr. Bavaro, Richard Denness (other NEOs)
•	2022: Mr. Rademacher (PEO); Mr. Shapiro, Harriet Booker, Mr. Denness, Mr. Smyser (other NEOs)
•	2021: Mr. Rademacher (PEO); Mr. Shapiro, Ms. Booker, Mr. Denness, Clifford Berman (other NEOs)

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Executive Compensation Tables

(2)	A reconciliation of Total Compensation from the Summary Compensation Table to Compensation Actually Paid to our PEO and other NEOs is shown below:

	2025
	PEO	Average Non-PEO NEOs
Total Compensation from “2025 Summary Compensation Table”	$9,266,330	$2,633,015
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	($6,500,050)	($1,755,038)
Year-end fair value of unvested awards granted in the current year	$10,527,372	$2,662,967
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$5,768,515	$1,052,017
Fair values at vest date for awards granted and vested in current year	$0	$0
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$2,577,729	$320,788
Forfeitures during current year equal to prior year-end fair value	$0	$0
Dividends or dividend equivalents not otherwise included in the total compensation	$0	$0
Total Adjustments for Equity Awards	$12,373,567	$2,280,733
Compensation Actually Paid (as calculated)	$21,639,897	$4,913,749

(3)
These numbers differ from those reported in 2025 as subsequent to that filing, an administrative error was discovered. The numbers in this filing represent a more accurate calculation of CAP for these individuals.

(4)
Total shareholder return as calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2020 (the last trading day of 2020) through and including the end of the fiscal year for each year reported in the table.

(5)	Our peer group for the total shareholder return calculation is the S&P Health Care Services Select Industry Index, which is the industry index used to show our performance in the 2025 Form 10-K.
(6)
Our company-selected measure, which is the measure we believe represents the most important financial performance measure not otherwise presented in the table above that we use to link compensation actually paid to our named executive officers for our company’s performance is Adjusted EBITDA. For these purposes, we define Adjusted EBITDA, which is a non-GAAP figure, as net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, and restructuring, integration and other expenses.

2025 Performance Measures
In accordance with SEC rules, the following table lists the financial performance measures that, in our assessment, represent the most important financial performance measures used to link “compensation actually paid” to our NEOs to company performance for 2025, as further described in “Compensation Discussion and Analysis” above.
 Adjusted EBITDA
 Adjusted EBITDA Growth
 Cash Flow from Operations Growth
 Incentive EBITDA
 Revenue
 Revenue Growth
 Stock Price

2026 Proxy Statement	63

Executive Compensation Tables

Relationship Between “Compensation Actually Paid” and Performance Measures
In accordance with SEC rules, the charts below illustrate how “compensation actually paid” to our NEOs aligns with our financial performance as measured by our total stockholder return, our peer group total stockholder return, our net income, and our Adjusted EBITDA.

2026 Proxy Statement	64

Executive Compensation Tables

Equity Compensation Plan Information
The following table shows information, as of December 31, 2025, regarding shares of our common stock authorized for issuance under the EIP. The EIP is the sole equity compensation plan through which our equity securities are authorized for issuance. As of such date, no equity securities were authorized for issuance under equity compensation plans not approved by our stockholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1) (b)($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(#)
Equity compensation plans approved by stockholders	3,090,172(2)	26.23	4,075,987

(1)
The weighted-average exercise price is calculated based solely on the exercise price of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(2)
This number includes 1,348,478 stock options, 1,003,626 shares underlying RSUs, and 738,068 underlying PSUs calculated at 100% of the target number of shares subject to each award, all of which were granted under the EIP.

2026 Proxy Statement	65

Proposal 3:
Advisory Vote to Approve
Executive Compensation

In accordance with Section 14A of the Exchange Act and related SEC rules, our stockholders have the opportunity to cast an annual advisory vote to approve the compensation of our NEOs as disclosed pursuant to the SEC’s compensation disclosure rules, which includes the “Compensation Discussion and Analysis” section above along with the executive compensation tables and associated narrative disclosures in the “Executive Compensation Tables” section above.
Our executive compensation program is designed to help achieve the goals of attracting, engaging, and retaining highly talented individuals who are committed to our core values of integrity, excellence, and respect for people and patients, while balancing the long-term interests of our stockholders. The Compensation Committee, which consists solely of individual directors, has reviewed our executive compensation program and believes it aligns with our compensation philosophy and objectives as well as the pay practices of our peer group. We encourage stockholders to read the “Compensation Discussion and Analysis” section above, which describes the details of our executive compensation program and the Compensation Committee’s decision-making process with respect to our executive compensation program.
At our 2025 Annual Meeting, approximately 98% of votes cast on the say-on-pay vote voted in favor of our executive compensation program. The Compensation Committee took this feedback into account when making compensation decisions in 2025. For more information on our stockholder engagement efforts, including with respect to executive compensation matters, see “Corporate Governance—
Stockholder Engagement” above.
Although this proposal is not binding, the Compensation Committee and the Board value the opinions expressed by our stockholders through their votes and will consider the outcome of the vote in future executive compensation decisions. The next advisory say-on-pay vote is expected to occur at our 2027 annual meeting of stockholders (the “2027 Annual Meeting”).

The Board unanimously recommends that stockholders vote “FOR” the advisory vote to approve executive compensation as detailed in this Proxy Statement.

Vote Required
Approval of Proposal 3 requires the affirmative vote of the majority of the shares present or represented by proxy at the Annual Meeting.

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Security Ownership of Certain
Beneficial Owners and
Management

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 15, 2026 (the “Table Date”) by (i) each stockholder that we know is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each NEO, and (iv) all executive officers and directors as a group.
We have relied upon information provided to us by our directors and NEOs and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities.
Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the Table Date, as well as shares of common stock issuable upon the vesting of RSU awards within 60 days of the Table Date, are also deemed outstanding for purposes of calculating the percentage ownership of that person and, if applicable, the percentage ownership of the executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.
Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Option Care Health, Inc., 3000 Lakeside Drive #300N, Bannockburn, IL 60015. As of the Table Date, 185,179,213 shares of our common stock were issued and 156,985,610 shares of our common stock were outstanding.

2026 Proxy Statement	67

Security Ownership of Certain Beneficial Owners and Management

Name and Address	Number of Shares Beneficially Owned(1)(2)	Percent of Class
BlackRock, Inc.(3)	21,132,010	13.5%
The Vanguard Group, Inc.(4)	19,626,205	12.5%
Wellington Management Group LLP(5)	13,332,168	8.5%
FMR LLC(6)	8,658,744	5.5%
Durable Capital Partners LP(7)	8,237,577	5.2%
Elizabeth Q. Betten(8)	19,915	*
Elizabeth D. Bierbower	15,194	*
Barbara W. Bodem	4,607	*
Eric K. Brandt	3,453	*
Natasha Deckmann, M.D.	12,623	*
Christopher L. Grashoff	41,305	*
David W. Golding	103,960	*
Harry M. Jansen Kraemer, Jr.	391,272	*
R. Carter Pate	1,678	*
John C. Rademacher	1,102,478	*
Meenal A. Sethna	0	*
Michael Shapiro	530,986	*
Collin G. Smyser(9)	76,226	*
Timothy P. Sullivan	37,733	*
Luke Whitworth	223,397	*
Norman L. Wright	8,018	*
All current directors, director nominees, and executive officers as a group (18 persons)	2,613,187	1.7%

*	Represents less than 1% of the issued and outstanding shares of common stock as of the Table Date.
(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to non-qualified stock options currently exercisable or that will become exercisable within 60 days of the Table Date: 23,897 shares for Mr. Grashoff; 584,406 shares for Mr. Rademacher; 0 shares for Ms. Sethna; 256,126 shares for Mr. Shapiro; 30,328 shares for Mr. Smyser; 117,069 shares for Mr. Whitworth; and 20,446 shares for our other executive officers.

(2)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to RSUs that vest within 60 days of the Table Date: 1,678 shares for Ms. Betten; 1,678 shares for Ms. Bierbower; 2,255 shares for Ms. Bodem; 1,678 shares for Mr. Brandt; 1,887 shares for Dr. Deckmann; 2,805 shares for Mr. Golding; 4,352 shares for Mr. Kraemer; 1,678 shares for Mr. Pate; 2,805 shares for Mr. Sullivan; 2,255 shares for Mr. Wright; and 3,289 for our other executive officers.

(3)
As of December 31, 2024, based on information set forth in a Schedule 13G/A filed with the SEC on January 23, 2024 by BlackRock, Inc. (“BlackRock”). In such filing, BlackRock lists its business address as 50 Hudson Yards, New York, NY 10001. Represents (i) 20,834,307 shares for which BlackRock has sole voting power; (ii) 0 shares for which BlackRock has shared voting power; (iii) 21,132,010 shares for which BlackRock has sole dispositive power; and (iv) 0 shares for which BlackRock has shared dispositive power.

(4)
As of December 29, 2023, based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”). In such filing, Vanguard lists its business address as 100 Vanguard Boulevard, Malvern, PA 19355. Represents (i) 0 shares for which Vanguard has sole voting power; (ii) 310,154 shares for which Vanguard has shared voting power; (iii) 19,129,873 shares for which Vanguard has sole dispositive power; and (iv) 496,332 shares for which Vanguard has shared dispositive power.

(5)
As of June 30, 2025, based on information set forth in a Schedule 13G/A filed with the SEC on August 12, 2025 by Wellington Management Group LLP (“Wellington”). In such filing, Wellington lists its business address as c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. Represents (i) 0 shares for which Wellington has sole voting power; (ii) 11,258,218 shares for which Wellington has shared voting power; (iii) 0 shares for which Wellington has sole dispositive power; and (iv) 13,332,168 shares for which Wellington has shared dispositive power.

(6)
As of September 30, 2025, based on information set forth in a Schedule 13G filed with the SEC on November 5, 2025 by FMR LLC (“Fidelity”). In such filing, Fidelity lists its business address as 245 Summer Street, Boston, MA 02210. Represents (i) 8,643,862 shares for which Fidelity has sole voting power; (ii) 0 shares for which Fidelity has shared voting power; (iii) 8,658,744 shares for which Fidelity has sole dispositive power; and (iv) 0 shares for which Fidelity has shared dispositive power.

2026 Proxy Statement	68

Security Ownership of Certain Beneficial Owners and Management

(7)
As of June 6, 2025, based on information set forth in a Schedule 13G filed with the SEC on June 13, 2025 by Durable Capital Partners LP (“Durable”). In such filing, Durable lists its business address as 4747 Bethesda Avenue, Suite 1002, Bethesda, MD 20814. Represents (i) 8,237,577 shares for which Durable has sole voting power; (ii) 0 shares for which Durable has shared voting power; (iii) 8,237,577 shares for which Durable has sole dispositive power; and (iv) 0 shares for which Durable has shared dispositive power.

(8)	Includes 2,843 shares indirectly held by the Elizabeth Q. Betten 2012 Living Trust.
(9)	Includes 2,500 shares indirectly held by a revocable trust.

2026 Proxy Statement	69

General Information About
the Annual Meeting

2026 Annual Meeting of Stockholders
The Annual Meeting will take place virtually on May 20, 2026 at 2:00 p.m. Central Daylight Time. The record date for the Annual Meeting (the “Record Date”) is March 24, 2026, and only stockholders of record as of the close of business on this date are eligible to vote at the Annual Meeting.
Attending the Annual Meeting
We are conducting the Annual Meeting virtually through a live, audio-only webcast accessible over the Internet. This format allows stockholders worldwide to fully participate, leveraging technology for effective communication. It also aims to enhance stockholder access and participation while protecting stockholder rights. For example:
•	By following the instructions below, stockholders can submit questions online in advance or live during the meeting. We will address as many questions during the meeting as time permits.
•
While live webcast participation (i.e., the ability to vote and ask questions) is exclusive to stockholders as of the Record Date, anyone can view the live webcast and the replay after the Annual Meeting.

Only our stockholders as of the close of business on the Record Date or those holding a valid proxy can attend and participate in the Annual Meeting. Non-stockholders can still listen to the meeting online at www.virtualshareholdermeeting.com/OPCH2026.
If you plan to attend the Annual Meeting online, you must adhere to the following procedures. Failing to comply means you can still listen to the Annual Meeting webcast but will not be able to participate.
•
To attend, vote, and submit questions during the Annual Meeting, visit www.virtualshareholdermeeting.com/OPCH2026 and enter the control number from your Notice of Internet Availability, voting instruction form, or proxy card.

•	To submit questions in advance, visit www.proxyvote.com before 10:59 p.m. Central Daylight Time on May 19, 2026 and enter your control number.
•
For questions about www.proxyvote.com or your control number, contact the bank, broker, or organization holding your shares. Online voting availability may depend on the voting procedures of the organization holding your shares.

We strongly recommend that you log into the meeting ahead of the scheduled start time. Please allocate enough time for the online check-in process, which will begin approximately fifteen (15) minutes prior to the start of the Annual Meeting. If you encounter any difficulties during check-in or the Annual Meeting itself, please call the toll-free number provided on our dedicated Annual Meeting website at www.virtualshareholdermeeting.com/OPCH2026.

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General Information About the Annual Meeting

Stockholders have various opportunities to submit questions for the Annual Meeting. Those wishing to submit questions in advance can do so at either www.proxyvote.com or on our dedicated Annual Meeting website at www.virtualshareholdermeeting.com/OPCH2026. Questions can also be submitted live during the meeting on the Annual Meeting website, where stockholders can also access copies of this Proxy Statement and the 2025 Annual Report. If you are unable to attend the Annual Meeting, a replay of the audio webcast will be accessible on our Investor Relations website at investors.optioncarehealth.com after the meeting concludes.
How to Vote or Change Your Vote
Regardless of whether you are a stockholder of record or a beneficial stockholder, you have the authority to determine how your shares are voted without actually attending the Annual Meeting. Even if you plan on attending the Annual Meeting, we strongly recommend that you vote in advance by completing proxies through any of the following methods:
•	Internet: Visit www.proxyvote.com and follow the provided instructions.
•	Telephone: Call the toll-free number found on the proxy card or voting instruction form and follow the provided instructions.
•	Mail: Complete, sign, date and mail the proxy card in the return envelope provided to you if you received a printed version of these proxy materials.
Stockholders holding shares directly with Equiniti Trust Company, our transfer agent (“stockholders of record”), can revoke their proxy at any time before the electronic polls close. This can be done by submitting a later-dated vote online during the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting begins. For stockholders holding shares through a broker, bank, or other nominee (“beneficial stockholders”), revoking prior voting instructions can be accomplished by reaching out to the broker, bank, or nominee holding their shares, or by voting online during the meeting.
Stockholders can also vote via the Internet during the Annual Meeting. Those stockholders attending the Annual Meeting virtually should follow the instructions at www.virtualshareholdermeeting.com/OPCH2026 to vote or submit questions. Any votes cast online during the meeting will replace any previous votes.
We encourage you to vote promptly, even if you plan to attend the Annual Meeting.
How to Get Help with Voting Your Shares
If you have any questions about the Annual Meeting or need help voting your shares, please call the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated (“Innisfree”), toll-free at +1 (877) 717-3898 (from the U.S. and Canada) or at +1 (412) 232-3651 (from other countries).
Quorum
As of the Record Date, 156,988,358 shares of our common stock were outstanding. In order to have a quorum at the Annual Meeting, holders of a majority of the shares outstanding and entitled to vote on the Record Date must be present at the scheduled time of the meeting in person or by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. If a quorum is not present, we may propose to adjourn the Annual Meeting and reconvene the meeting at a later date.

2026 Proxy Statement	71

General Information About the Annual Meeting

Voting Standards
Each share of our common stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter.
If you are a beneficial stockholder and do not provide specific voting instructions to your broker, the entity holding your shares will not be authorized to vote on proposals categorized as “non-routine,” resulting in a “broker non-vote.” These “broker non-votes” do not count as votes cast and will not impact the outcome of such proposals. For the Annual Meeting, only Proposal 2 is considered a routine matter.
The chart below outlines the proposals for consideration at the Annual Meeting, for the vote required to elect directors and approve each other proposal, and the manner in which votes will be counted.

Proposal	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes
Election of Directors	For or withhold on each nominee	Plurality of “votes cast”(1)	No effect	No effect
Ratification of Independent Auditor	For, against, or abstain	Majority of shares present or represented	Against	Brokers have discretion to vote
Advisory Vote to Approve Executive Compensation	For, against, or abstain	Majority of shares present or represented	Against	No effect

(1)
Any director who does not receive a majority of the votes case in favor of their election is subject to our director resignation policy, which is described in “Proposal 1: Election of Directors” above.

Voting Instructions
If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you provide proxy instructions without specifying how to vote on a proposal, the individuals named as proxies will vote in alignment with the Board’s recommendation on such proposal. The individuals named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment.
Our By-laws outline the prerequisites for advance notice of any nominations or agenda items to be presented for voting at the Annual Meeting. As of the date of this Proxy Statement, we had not received timely notice of any matters expected to be presented at the Annual Meeting aside from the proposals detailed in this Proxy Statement.
Proxy Solicitation Costs
We pay the expenses associated with soliciting proxies. We are also obligated to request that brokers, banks, and other nominees that hold our stock in their names provide our proxy materials to beneficial owners of such stock. We must reimburse these brokers, banks, and other nominees for their associated expenses in accordance with statutory fee schedules.
We have retained Innisfree to assist in the distribution of proxy materials and the solicitation of proxies from individual stockholders as well as brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners for shares for the Annual Meeting. We have agreed to pay Innisfree a fee of approximately $20,000 plus variable amounts for additional proxy solicitation services and out-of-pocket expenses.

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General Information About the Annual Meeting

Confidentiality of Votes
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. We will not disclose the proxy instructions or ballots of individual stockholders except for vote tabulation and certification, facilitating a successful proxy solicitation, asserting claims or defending claims against us, or complying with applicable legal requirements. If you provide comments on your proxy card or ballot, it may be shared with our management and the Board for their review.
Other Information
American Election Services, LLC has been engaged as our independent inspector of elections responsible for tallying stockholder votes for the Annual Meeting.
The list of our stockholders as of the Record Date will be available for examination during the ten days preceding the Annual Meeting. If you wish to review the stockholder list, please e-mail OCH-CorporateSecretary@optioncare.com to schedule an appointment. Additionally, the stockholder list will be accessible during the Annual Meeting via the meeting website for stockholders in attendance.
Preliminary voting results will be disclosed during the Annual Meeting. The final voting results will be tallied by the inspector of elections after the vote is taken at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

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Additional
Information

2027 Stockholder Proposals or Director Nominations
For matters to be included in the proxy materials for our 2027 Annual Meeting, excluding director nominations, submissions must be received on or before the close of business on December 9, 2026. All proposals must comply with Rule 14a-8 under the Exchange Act.
Matters for consideration at our 2027 Annual Meeting but not for inclusion in our proxy materials must be submitted no earlier than the close of business on January 20, 2027, and no later than the close of business on February 19, 2027. The proposal must come from a stockholder of record and include the information required by our By-laws. If you are a beneficial owner of shares held in street name, contact the organization that holds your shares for details about how to register your shares directly in your name as a stockholder of record.
We have implemented a proxy access by-law allowing a stockholder or a group of up to 20 stockholders, owning continuously for at least three years shares of our stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to 20% of the Board, provided that the stockholder(s) and nominee(s) satisfy the requirements in our By-laws. Notice of proxy access director nominees must be received between the close of business on November 9, 2026 and the close of business on December 9, 2026.
Under our By-laws, stockholders intending to nominate directors at our 2027 Annual Meeting (other than through proxy access as described above) must submit notice to us no earlier than the close of business on January 20, 2027, and no later than the close of business on February 19, 2027. Notice of director nominations must be submitted by a stockholder of record and satisfy the requirements in our By-laws. If you are a beneficial stockholder, contact the organization that holds your shares for details about how to register your shares directly in your name as a stockholder of record. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2027.
Proposals and director nominations must be sent by mail to our Corporate Secretary at 3000 Lakeside Drive #300N, Bannockburn, Illinois 60015, or by e-mail to OCH-CorporateSecretary@optioncare.com. Our By-laws have been filed with the SEC and are available without charge on the SEC’s website at www.sec.gov.
Notice of Internet Availability
We primarily use the Internet to provide proxy materials to our stockholders. We are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders with instructions on how to access the proxy materials online at www.proxyvote.com or to request a printed copy of the materials.

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Additional Information

Stockholders can follow the instructions in the Notice of Internet Availability to choose to receive future proxy materials in print by mail or electronically by e-mail. We encourage stockholders to use the online availability of proxy materials to help reduce the environmental impact of our annual meetings of stockholders and lower our printing and mailing costs. Our proxy materials are also available at investors.optioncarehealth.com.
Stockholders Sharing the Same Address
We have implemented a process known as “householding.” Under this process, we may send a single copy of the Notice of Internet Availability and, if you have requested printed versions by mail, this Proxy Statement and the 2025 Annual Report, to multiple stockholders who share the same address, unless we have received different instructions from any of the stockholders. This method helps reduce the environmental impact of our annual stockholder meetings and lowers our printing and mailing costs. Stockholders who participate in householding will still receive separate proxy cards. If a stockholder chooses not to participate in householding, they can request a separate copy of the Notice of Internet Availability and, if they requested printed versions by mail, this Proxy Statement and the 2025 Annual Report, which we will promptly deliver upon request.
To receive a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement or the 2025 Annual Report, or separate copies of any future notice, proxy statement, or annual reports at no charge, you may send notice to Option Care Health, Inc., 3000 Lakeside Drive #300N, Bannockburn, IL 60015 USA, Attention: Investor Relations or call +1 (312) 940-2538. If you are receiving multiple copies of proxy materials at one address and wish to participate in householding, please contact the bank, broker or other organization holding your shares to inquire about eliminating duplicate mailings.
Legal Matters
This Proxy Statement may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding our risk management practices and our executive compensation program.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. For a detailed discussion of the risks that could affect our actual results, please refer to the risk factors identified in our periodic reports filed with the SEC.
Any forward-looking statement made in this Proxy Statement is based on information available to us as of the date of this Proxy Statement and speaks only as of such date. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Website references in this document are provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of this Proxy Statement.

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Additional Information

Solicitation of Proxies for 2027 Annual Meeting
We intend to file a proxy statement and white proxy card with the SEC in connection with our solicitation of proxies for our 2027 Annual Meeting. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at www.sec.gov.
Other Matters
We are not aware of any additional matters to be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the individuals named in the accompanying proxy intend to vote on them in accordance with their best judgment.
Option Care Health, Inc.
3000 Lakeside Drive #300N
Bannockburn, IL 60015 USA
Phone: +1 (312) 940-2538
Dated: April 8, 2026

2026 Proxy Statement	76

Appendix A:
Non-GAAP Financial Measures
In this Proxy Statement, we use Adjusted EBITDA, Adjusted EPS, Adjusted net income and net debt leverage ratio, which are non-GAAP financial measures. We believe these non-GAAP measures provide useful supplemental information to investors. Among other things, they provide additional insight into the performance of our business operations and facilitate comparisons to our historical results. Adjusted EBITDA was also used in our annual cash incentive awards and PSUs for 2025.
We define Adjusted EBITDA as net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, and restructuring, acquisition, integration and other expenses. As part of restructuring, acquisition, integration and other expenses, we may incur significant charges such as the write down of certain long-lived assets, temporary redundant expenses, professional fees, certain litigation expenses and reserves related to acquired businesses, potential retention and severance costs, and potential accelerated payments or termination costs for certain of its contractual obligations.
We define the net debt leverage ratio as gross debt less cash and cash equivalents on the balance sheet divided by Adjusted EBITDA. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding discounts and unamortized debt issuance costs.
We define Adjusted net income as net income before intangible asset amortization expense, stock-based compensation expense, loss on extinguishment of debt, and restructuring, acquisition, integration and other expenses, net of tax adjustments. We define Adjusted EPS as Adjusted net income divided by weighted average common shares outstanding, diluted.
These non-GAAP measures are not a measurement of financial performance under GAAP. They should not be used in isolation or as a substitute for, or alternative to, measures of financial performance prepared in accordance with GAAP. In addition, the definition of these non-GAAP measures that we use may not be comparable to similarly-titled non-GAAP financial measures reported by other companies.

2026 Proxy Statement	A-1

For reference, the reconciliation of our most comparable GAAP measure to the non-GAAP financial measures we use is provided in the table below.

	2025 ($ in thousands)	2024 ($ in thousands)
Net Income	207,585	211,823
Interest expense, net	54,558	49,029
Income tax expense	75,315	71,776
Depreciation and amortization expense	70,690	63,498
EBITDA	408,148	396,126

EBITDA Adjustments
Stock-based incentive compensation expense	39,956	36,143
Loss on extinguishment of debt	4,744	377
Restructuring, acquisition, integration and other	18,436	11,143
Adjusted EBITDA	471,284	443,789

Gross debt	1,176,305	1,131,617
Cash and cash equivalents	(232,624)	(412,565)
Net debt	943,681	719,052

Net debt leverage ratio	2.0x	1.6x

	2025 ($ in thousands)	2024 ($ in thousands)
Net Income	207,585	211,823
Intangible asset amortization expense	36,932	34,405
Stock-based incentive compensation expense	39,956	36,143
Loss on extinguishment of debt(1)	4,744	—
Restructuring, acquisition, integration and other	18,436	11,143
Total pre-tax adjustments	100,068	81,691
Tax adjustments(2)	(26,618)	(20,668)
Adjusted net income	281,035	272,846

Earnings per share, diluted	1.27	1.23
Adjusted earnings per share, diluted	1.72	1.58
Weighted average common shares outstanding, diluted	163,365	172,845

(1)	Beginning with the year ended December 31, 2025, adjusted net income excludes loss on extinguishment of debt on a prospective basis, which has been immaterial in prior periods.
(2)	Tax adjustments for the year ended December 31, 2025 and 2024 includes the estimated income tax effect on non-GAAP adjustments based on the effective tax rate.

2026 Proxy Statement	A-2

option care health®

Extraordinary care
that changes lives

option care health®

OPTION CARE HEALTH, INC.
3000 LAKESIDE DRIVE
SUITE 300N
BANNOCKBURN, IL 60015

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OPCH2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 19, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84461-P46772 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

OPTION CARE HEALTH, INC.

The Board of Directors unanimously recommends you vote "FOR" the following:

	For All	Withhold All	For All Except
1. To elect nine nominees identified in the accompanying proxy statement to serve as directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Elizabeth D. Bierbower
02) Barbara W. Bodem
03) Eric K. Brandt
04) Natasha Deckmann
05) Harry M. Jansen Kraemer, Jr.
06) R. Carter Pate
07) John C. Rademacher
08) Timothy P. Sullivan
09) Norman L. Wright

The Board of Directors unanimously recommends you vote "FOR" proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2026.	☐	☐	☐
3. To approve, on a non-binding advisory basis, our executive compensation.	☐	☐	☐

NOTE: To transact other business as may properly come before the meeting or any adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V84462-P46772

OPTION CARE HEALTH, INC.
Annual Meeting of Stockholders
May 20, 2026 2:00 PM CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) each of Meenal Sethna and Collin Smyser as proxies with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Option Care Health, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM CDT on May 20, 2026, at http://www.virtualshareholdermeeting.com/OPCH2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side